UNITE
D
STATE
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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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NeoGenomics, Inc.

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April 7, 2023

NeoGenomics, Inc.

9490 NeoGenomics Way

Fort Myers, Florida 33912

Fellow Stockholders,

On behalf of the Board of Directors, it is my pleasure to invite you to attend our 2023 Annual Meeting of Stockholders of NeoGenomics, Inc., which will be held on Thursday, May 25, 2023, at 10:00 a.m., Eastern Time. The 2023 Annual Meeting will be a completely virtual meeting conducted via live webcast.

Details regarding the meeting and the business to be conducted are described in the accompanying Proxy Statement. In addition to considering the matters described in the Proxy Statement, we will report on matters of interest to our stockholders.

We are pleased to inform you that instead of a paper copy of our proxy materials, most of our stockholders will be mailed a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) on April 7, 2023. The Notice of Internet Availability contains instructions on how to access proxy materials and how to submit your proxy over the internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. All stockholders who do not receive a Notice of Internet Availability will be mailed a paper copy of the proxy materials. Furnishing proxy materials over the internet allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important to us. Please act as soon as possible to vote your shares. It is important that your shares be represented at the meeting whether or not you plan to attend the live webcast of the 2023 Annual Meeting. Please vote electronically over the internet, by telephone, or, if you receive a paper copy of the proxy card by mail, by returning your signed proxy card in the envelope provided. You may also vote your shares online during the 2023 Annual Meeting. Instructions on how to vote while participating at the meeting live via the internet are posted at www.virtualshareholdermeeting.com/NEO2023.

On behalf of the Board of Directors and management, we thank you for your continued support and confidence in NeoGenomics.

Sincerely,

Lynn Tetrault

Non-Executive Chair of the Board of Directors

Notice of 2023 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NeoGenomics, Inc., will be held on Thursday, May 25, 2023, at 10:00 a.m., Eastern Time. The 2023 Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the 2023 Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2023. For instructions on how to attend and vote your shares at the 2023 Annual Meeting, see the information in the accompanying Proxy Statement.

ITEMS OF BUSINESS:

1. To elect eight directors from the nominees named in the attached Proxy Statement.

2. To approve, on a non-binding advisory basis, executive compensation.

3. To approve the NeoGenomics, Inc. 2023 Equity Incentive Plan.

4. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2023.

5. To consider any other business properly brought before the 2023 Annual Meeting.

RECORD DATE:

You can vote if you were a stockholder of record as of the close of business on March 27, 2023.

PROXY VOTING:

It is important that your shares be represented at the 2023 Annual Meeting regardless of the number of shares you hold. Whether or not you expect to virtually attend, please complete, date, sign and return the accompanying proxy card in the enclosed envelope or use the telephone or internet method of voting as described on your proxy card to ensure the presence of a quorum at the meeting. Even if you have voted by proxy and you virtually attend the meeting, you may, if you prefer, revoke your proxy and vote your shares virtually.

By Order of the Board of Directors

Alicia Olivo

General Counsel and Corporate Secretary

Important notice regarding the availability of proxy materials for the 2023 Annual Meeting of Stockholders to be held on Thursday, May 25, 2023. Our 2023 Proxy Statement and 2022 Annual Report to Stockholders are available at www.proxyvote.com.

Index of Frequently Requested Information

Auditor Fees	27
Board Leadership Structure	6
CEO Pay Ratio	66
Clawback Policy	20
Compensation Design	39
Culture and Compensation Governance	42
Director Attendance	14
Director Independence	6
Director Qualifications	9
Managing Compensation Related Risks	44
Nominee Biographies	9
Pay Versus Performance	68
Risk Oversight	7
Stockholder Engagement	45
Stockholder Engagement on the 2022 Say-on-Pay Vote	45
Summary Compensation Table	55
Use of an Independent Advisor	43

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2023 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having its principal executive offices at 9490 NeoGenomics Way, Fort Myers, Florida 33912, is providing these proxy materials in connection with the 2023 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2023 Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2023 Annual Meeting.

The following is a summary of certain key disclosures in our Proxy Statement. This is only a summary and may not contain all the information that is important to you. For more complete information, please review the full Proxy Statement as well as our 2022 Annual Report, which includes our Annual Report on Form 10-K, as filed with the SEC on February 24, 2023.

Proposal 1 - Election of Directors

•   As of March 2023, seven of our eight Director nominees are independent and all represent a diverse background of qualifications and experience.

•   Our Director nominees are 38% female and 25% racial/ethnic diversity.

•   All four Board Committees are comprised solely of independent Directors.

The Board recommends a vote FOR each Director nominee. Further information beginning on page 9.

Proposal 2 - Advisory Vote on Executive Compensation

•   We strive for pay-for-performance and believe that performance objectives should align with our strategy over the long-term.

•   Our compensation philosophy is focused on providing compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management.

The Board recommends a vote FOR this proposal. Further information beginning on page 18.

Proposal 3 - To Approve the NeoGenomics, Inc. 2023 Equity Incentive Plan

• To approve the NeoGenomics, Inc. 2023 Equity Incentive Plan.	The Board recommends a vote FOR this proposal. Further information beginning on page 19.

Proposal 4 - Ratification of Independent Registered Accounting Firm

• The Audit and Finance Committee of the Board has appointed Deloitte & Touche LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	The Board recommends a vote FOR this proposal. Further information beginning on page 27.

Corporate Governance

Transforming Patient Care by Living our Values

We believe that strong corporate governance practices provide a framework for the Board of Directors’ (the “Board”) oversight of the short-term and long-term health, strategy and overall success of NeoGenomics. We have established Corporate Governance Guidelines and a Code of Business Conduct and Ethics that provide the foundation for our values of quality, integrity, accountability, teamwork and innovation. Our commitment to integrity and ethics starts at the top with our Board and senior management and extends to every NeoGenomics employee.

We recognize that the Board’s role and oversight extends to sustainability, human capital management, and environmental impact. We continue to have meaningful internal and external conversations about environmental, social and governance (“ESG”) policies and initiatives and are increasing our focus on related efforts. We believe that progress on these objectives aligns with our vision and further supports our progress towards our near and long-term strategic objectives.

Environmental, Social and Governance

We are passionate about promoting a World-Class Culture through employee engagement, training and development, wellness, work-life balance, and communication initiatives. We believe that a diverse and inclusive workforce, where all perspectives are recognized and respected, positively impacts our performance and strengthens our culture. We strive to promote a workplace in which people of diverse race, ethnicity, veteran status, marital status, socio-economic level, national origin, religious belief, physical ability, sexual orientation, age, class, political ideology, and gender identity and expression participate in, contribute to, and benefit equally.

Diversity, Equity, Inclusion & Belonging Vision

Cancer doesn’t discriminate, and neither do we.

While placing the value of people at the heart of our organization, we challenge ourselves every day to be more inclusive with our teams, clients, and community. We create an environment where culture engenders growth and innovation. We are champions of diversity and inclusion and take action to create an equitable culture where everyone belongs.

Our commitment to maintaining an excellent workplace includes investing in ongoing opportunities for employee development in a diverse and inclusive environment. We have worked to reflect gender and ethnic diversity and inclusion on our Board and diversity in gender and ethnicity is well-established within our workforce. As of March 2023, women make up 58% of our global workforce, 16% of our workforce is in supervisory or higher positions, and of that 16%, 52% are female. With regard to the Company’s top two management tiers, 37%1 of our executive team and our vice presidents are women and 38% of our Board of Directors are women. Ethnicity is also strongly represented: 52% of our workforce and 25% of our Board of Directors are ethnically diverse. Diversity is an active conversation at NeoGenomics including through employee initiated and led employee resource groups (“ERGs”) such as LGBTQ@Neo, Women@Neo, Veterans@Neo, We S.T.A.N.D@Neo (Standing Together Against Negativity and Discrimination), and Wellness@Neo. These ERGs reinforce our commitment to diversity by fostering community, providing education and support across the business, and facilitating dialogue on relevant and critical employee topics. We regularly seek the input of all of our employees through both in-person roundtables and anonymous weekly surveys. It is important to us that each of our employees has a voice, equal opportunity and a method to communicate their views in a way that they feel comfortable.

In addition, in recognition that health and wellness extends beyond only the physical aspects, we have established a number of broad health-focused measures for our employees. Our Wellness@Neo ERG has a mission to support the financial, physical, emotional, and social wellness of our employees. The Wellness@Neo ERG sponsors education on a variety of topics including investing, student loan debt, mental support initiatives, meditation, and yoga. We continually assess the benefits offered to our employees and in addition to competitive health plans, 401(k) matching and our Employee Stock Purchase Plan (“ESPP”), we offer contributions towards our employees’ student loan debt, tuition reimbursement, gym and fitness studio credits, and an employee assistance program that provides health, family, legal, and financial assistance.

[1]	Inadvertently reported as 68% in our Annual Report on Form 10-K for the year ended December 31, 2022.

We also encourage and support community involvement and corporate philanthropy. As part of our social wellness program, we partner with VolunteerMatch Virtual Volunteer Opportunities and with Project Helping, a mental wellness organization that creates meaningful social and accessible volunteer experience to help people improve their mental wellness through service. Each year we also provide corporate giving to organizations that are aligned with our purposes and values. During 2022 we made a variety of charitable donations, education grants, sponsorship programs, and research grants. In September 2022, Hurricane Ian devastated the town of Fort Myers, Florida, where our Company’s headquarters is located. In response, the Company assisted with cleanup efforts and created a fund to provide financial assistance to employees affected by the storm with remaining funds being donated to the American Red Cross. The totals donated to NeoGenomics’ employees and The American Red Cross were approximately $55,000 and $200,000, respectively.

NeoGREEN Vision

NeoGenomics is committed to seeking and upholding sustainable solutions that build trust with our employees, clients and stakeholders.

We believe our corporate responsibility includes a commitment to our environment, which we support through our NeoGREEN initiative. In 2021 we opened a new headquarters in Fort Myers, FL, which includes a new laboratory, warehouse and administrative facilities. We completed the design and construction of our new headquarters in accordance with the Sustainable SITE initiative that ensures that a project’s natural environment is valued and respected throughout every step of the building process. Additionally, we utilize low-emitting materials, energy and water efficient design, and utilize GS-42 certified janitorial and sustainable pest services. As a result, we are proud of NeoGenomics’ achievement of Leadership in Energy and Environmental Design (“LEED”) certification for this facility. Developed by the U.S. Green Building Counsel, LEED is the most widely used green building rating system in the world and an international symbol of sustainability excellence. Our environmental efforts also focus on improvements in our waste, water and energy management.

Corporate Governance Highlights

Independent Board Chair	• As of March 2023, Lynn Tetrault, NeoGenomics’ independent non-executive Chair of the Board has eight years’ tenure on the Board and extensive healthcare leadership experience

Independent and diverse director nominees

•   As of March 2023, seven of our eight directors are independent

•   All Board committees are comprised of independent directors

•   Five of our eight directors, representing 63% of our directors are diverse (either gender or race/ethnicity)

•   Directors have a broad range of experience, skills and qualifications (see ‘Director Diversity and Expertise’ on page 13)

Executive sessions of independent directors	• Independent directors meet regularly without management

Active board refreshment	• Balanced mix of short and long-tenured directors • Three of our seven independent directors joined the Board within the last three years • Annual election of all directors

Continual assessments

•   Board and Committees complete annual self-evaluation surveys

•   Annual Chief Executive Officer and executive management evaluation in alignment with corporate goals and objectives, including achievement of business and strategic objectives

•   Continuously evaluate director capacity, including updating corporate governance guidelines to limit the number of public boards our directors can sit on from five to four

Stock ownership guidelines	• No hedging or pledging of NeoGenomics stock • Minimum holding requirements for directors and executive officers

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”). The Nominating and Governance Committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs, and focuses on ensuring that the Board is composed of members with varied skill sets to support the Company’s key initiatives.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity, and sound business judgment. The Nominating and Governance Committee seeks individuals from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise as set forth in the Strategic Competencies Matrix. The Nominating and Governance Committee also emphasizes the importance of diversity, equity and inclusion with respect to age, gender, race and ethnicity, sexual orientation, and gender identity and believes that an inclusive environment offers the Company and our stockholders’ diversity of opinion and insight in the areas most important to us and our corporate mission. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Nominating and Governance Committee will conduct candidate interviews, evaluate biographical information and background material, and assess the skills and experience of candidates against selection criteria set forth in the Strategic Competencies Matrix in the context of the then-current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms, and any other sources deemed appropriate by the Nominating and Governance Committee. The Nominating and Governance Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates.”

Board Leadership Structure. Consistent with the Company’s Corporate Governance Guidelines our Board has a policy that allows the Chair of the Board and Chief Executive Officer positions to be separate or combined and, if they are to be separate, allows the Chair of the Board role to be either selected from among the independent directors or an executive officer. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company. Our Board has reviewed the current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors.

On July 15, 2020, Ms. Lynn Tetrault was appointed Lead Independent Director. On October 7, 2021, Ms. Tetrault was appointed as non-executive Chair of the Board. Effective March 28, 2022, in connection with Mr. Mallon’s termination as Chief Executive Officer and resignation from the Board, Ms. Tetrault was appointed Executive Chair of the Board, and as such functioned as the Company’s principal executive officer. Effective May 12, 2022, Ms. Tetrault was appointed Interim Chief Executive Officer and continued in her role as Chair of the Board. Effective August 15, 2022, upon the appointment of Mr. Smith as Chief Executive Officer, Ms. Tetrault resumed the position of non-executive Chair of the Board. Mr. Michael Kelly, an independent director on the Board for the duration of 2022, served as the Board’s Lead Independent Director for the duration of Ms. Tetrault’s service as Executive Chair of the Board and Interim Chief Executive Officer in 2022.

Director Independence. Our Corporate Governance Guidelines provide that our Board will consist of a majority of independent directors and in making independence determinations, the Board will observe all applicable requirements, including the applicable corporate governance listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Under Nasdaq rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations the Board reviews information regarding transactions, relationships, and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by Nasdaq rules.

The Board has determined that each of the directors, with the exception of Ms. Tetrault and Mr. Smith, were independent for the duration of their service in 2022. Upon Ms. Tetrault’s appointment to Executive Chair of the Board on March 28, 2022 she was deemed no longer independent. Upon resuming the role of non-executive Chair of the Board, effective August 15, 2022, Ms. Tetrault was once again deemed independent. Mr. Michael Kelly was appointed Lead Independent Director during the time in which Ms. Tetrault was no longer independent. The Audit and Finance Committee, the Compliance Committee, the Culture and Compensation Committee, and the Nominating and Corporate Governance Committee are each composed entirely of directors who are independent under Nasdaq rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Board Role in Risk Oversight. The Board administers its enterprise risk oversight function directly and through its Committees. The Board and the Audit and Finance Committee have primary oversight over enterprise risks and regularly discuss with management major risk exposures, including cybersecurity, their potential financial impact on the Company, and the steps taken to monitor, control and mitigate those risks. The Nominating and Governance Committee has primary oversight over ESG matters, the Culture and Compensation Committee has primary oversight over risks associated with compensation policies and practices and the Compliance Committee has primary oversight over the Corporate Compliance Program and Code of Business Conduct and Ethics. Please refer to the section “Information Regarding Meetings and Committees of the Board” below for a full description of the responsibilities of each Committee and their role in overseeing the Company’s major risk exposures.

Board of Directors

• Stay informed of our risk profile and oversee Enterprise Risk Management program • Consider risk in connection with strategic planning and other matters

Audit & Finance	Nominating & Corporate Governance	Culture & Compensation	Compliance

•    Enterprise risks, including but not limited to risks relating to IT use and protection, data governance, privacy, and cybersecurity

•    Independent auditor’s qualifications and independence

•    Financial reporting and processes, including Internal Controls over Financial Reporting

•    Environmental, Social and Governance matters

•    Investor engagement and communications

•    Review Board size, composition, function and duties

•    Develop and recommend to the Board the Corporate Governance Guidelines and oversee compliance with the Guidelines

•    Review the risks associated with the Corporation’s compensation policies and practices

•    Oversee an annual review of the Corporation’s risk assessment of its compensation policies and practices for its employees

•    Diversity, equity, inclusion & belonging

•    Confirmation of zero conflict of interests related to members of the Board of Director, Named Executive Officers and external consultants engaged by the Board

•    Assess management’s implementation of the Corporate Compliance Program elements

•    Assess adequacy and effectiveness of policies and programs to ensure compliance with laws and regulation

•    Monitor significant external and internal investigations

•    Implementation of Code of Conduct

NeoGenomics Management

NeoGenomics Management advises the Board and its Committees of key risks and the status of ongoing efforts to address these risks.

Stockholder Outreach. It is our practice to have ongoing and robust engagement with our stockholders throughout the year and seek their direct feedback to continuously improve our performance, programs and reporting. Our outreach is supplemented by our year-round investor relations engagement that includes post-earnings communications, one-on-one conferences, individual meetings and general availability to respond to investor inquiries. We also periodically engage proxy advisory firms for their viewpoints. The multifaceted nature of this program allows us to maintain meaningful engagement with a broad audience including institutional and retail stockholders.

In 2022, we received approximately 31% support for our annual say-on-pay proposal. Following our say-on-pay vote in 2022, we widened our governance outreach and engagement even further to ensure we understood stockholders’ concerns to inform and guide our actions in response. We take the outcome of this vote seriously and have been highly focused on understanding and responding to our stockholders’ feedback reflected in this vote. Through the company’s engagement efforts, the committee sought to elicit and consider a full range of stockholders’ perspectives related to NeoGenomics’ executive compensation program, program design elements and specific actions, to inform appropriate responses to the say-on-pay vote.

We engaged with stockholders representing 54% of outstanding shares with our integrated engagement team consisting of finance, legal, and investor relations and met with representatives capturing 26.59% of outstanding shares. One independent director participated in engagement with a stockholder representing 17.29% of outstanding shares. Our engagements also included representatives from our Legal, People & Culture and Investor Relations teams. We are planning further enhanced stockholder outreach efforts for the 2023 fiscal year.

As part of these engagements, many stockholders favorably acknowledged changes and enhancements that we discussed we will be making related to executive compensation in 2023. This supported our understanding that many stockholders were generally comfortable with the fundamental aspects of our compensation program design, but voted against say-on-pay in 2022 based on specific compensation actions taken in 2021. As a result, we are taking certain steps in 2023 to ensure we are addressing the concerns of the stockholders while also attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals. Our goal is to continue to refine our programs further beyond 2023 while leveraging ongoing stockholder feedback and effective performance-based awards.

For more on our response to our stockholder engagement related to the 2022 say-on-pay vote, see page 45.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2023 Annual Meeting, a board of eight directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s death, resignation or removal). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board, or the Board may reduce the number of directors to be elected at the 2023 Annual Meeting.

Information as to Nominees and Other Director Information

Background information, as of the date of this proxy statement, about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominees should serve on the Board, is set forth below.

Lynn Tetrault, age 60, non-executive Chair of the Board. Effective March 28, 2022, Ms. Tetrault was appointed Executive Chair of the Board, and as such functioned as the Company’s principal executive officer. Effective May 12, 2022, Ms. Tetrault was appointed as Interim Chief Executive Officer and continued in her role as Chair of the Board. Effective August 15, 2022, upon the appointment of Mr. Smith as Chief Executive Officer, Ms. Tetrault resumed the position of non-executive Chair of the Board. Prior to her appointment as Executive Chair of the Board, Ms. Tetrault served as non-executive Chair of the Board since October 2021, as Lead Independent Director of the Company from July 2020 to October 2021 and as a director since June 2015. Since 2020, she has also served as a director of Rhythm Pharmaceuticals, Inc. Ms. Tetrault has more than 25 years of experience in the healthcare sector. She worked from 1993 to 2014 with AstraZeneca PLC, most recently as Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation, and corporate social responsibility for AstraZeneca. Prior to AstraZeneca Ms. Tetrault practiced healthcare and corporate law at Choate, Hall and Stewart in Boston. She is a Fellow and member of the Advisory Board of Simmons University’s Institute for Inclusive Leadership. She is also a member of the board of Paradigm for Parity, a non-profit organization focused on closing the gender parity gap in corporate leadership. Ms. Tetrault has a BA from Princeton University and a JD from the University of Virginia Law School.

Skills and Qualifications: Ms. Tetrault is a dynamic, seasoned executive in the pharmaceutical industry. Having progressed through numerous senior management roles at AstraZeneca, she acquired extensive human resource and corporate governance experience at the highest level of that company. As the Company continues to grow, Ms. Tetrault’s experience is helping to shape human resource policies and operations as well as the make-up of the Board and its governance policies, and therefore we believe that Ms. Tetrault is well qualified to serve on our Board.

Christopher Smith, age 60, Board Member and Chief Executive Officer. Mr. Smith was appointed Chief Executive Officer and a director in August 2022. Prior to joining NeoGenomics, from 2019 to 2022, Mr. Smith served as Chief Executive Officer of Ortho Clinical Diagnostics (“Ortho Clinical”). Under his leadership, Ortho Clinical raised $1.45 billion in funding for a 2021 initial public offering and achieved accelerated revenue growth while simultaneously improving profitability. Mr. Smith successfully guided the company through a combination with Quidel that closed in May 2022. Prior to Ortho Clinical, from 2004 to 2018, Mr. Smith served in key executive leadership positions, including CEO of Cochlear Limited (“Cochlear”), a global market leader in implantable hearing solutions. Having initially joined Cochlear as President of Cochlear Americas in 2004, Mr. Smith helped grow division revenue from $80 million to over $400 million before being named CEO in 2015. Before joining Cochlear, Mr. Smith served as a Chief Executive Officer in residence at global private equity firm Warburg Pincus and Global Group President at Gyrus Group Plc., a surgical products company. Prior to that he served in a variety of leadership roles at Abbott, KCI, Prism and Cardinal Health. Since May 2022, Mr. Smith has served as a member of the board of directors at QuidelOrtho, a global provider of innovative in vitro diagnostic technologies. In addition, since March 2022, Mr. Smith has served as Chair of the board of directors of Osler Diagnostics, a UK-based diagnostics company. Mr. Smith has a BS from Texas A&M University.

Skills and Qualifications: Mr. Smith is a dynamic leader with strong cultural values, vast diagnostic industry experience, and an extensive history of proven operating success. Because of Mr. Smith’s extensive industry knowledge and his experience serving on the boards of directors of other public companies, we believe Mr. Smith is well qualified to serve on our Board.

Bruce Crowther, age 71, Board Member and Chair of the Culture and Compensation Committee. Mr. Crowther has served as a director since October 2014. Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare for 23 years, before retiring in 2013. Northwest Community Healthcare is an award-winning hospital offering a complete system of care. Since 2019, Mr. Crowther has been a director of Methode Electronics, Inc., a leading global supplier of custom-engineered solutions. Mr. Crowther has also served on the board of directors of Gray Matter Analytics, Inc., a privately-owned company that provides analytical tools to health systems, since 2018. Mr. Crowther previously served on the board of directors of Wintrust Financial Corporation, a public financial holding company and was previously the chair and a director of the Max McGraw Wildlife Foundation, a not for profit organization committed to conservation education and research. Mr. Crowther has a BS in Biology and an MBA from Virginia Commonwealth University.

Skills and Qualifications: Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market, having served as Chief Executive Officer of a healthcare system for 23 years. We believe Mr. Crowther’s experience in this role allows him to provide insight into how the Company should manage the hospital market. Because of Mr. Crowther’s extensive industry knowledge and his experience serving on the boards of directors of other public companies, we believe Mr. Crowther is well qualified to serve on our Board.

Dr. Alison Hannah, age 62, Board Member and Chair of the Compliance Committee. Dr. Hannah has served as a director since June 2015. Dr. Hannah has over 30 years’ experience in the development of investigational cancer chemotherapies. She currently serves as a consultant to the pharmaceutical industry, working with over 30 companies over 20 years with a focus on molecularly targeted anti-cancer therapy. Dr. Hannah previously served as Senior Vice President and Chief Medical Officer at CytomX Therapeutics, an oncology-focused biopharmaceutical company. Previously, Dr. Hannah worked as Senior Medical Director at SUGEN (working on Sutent and other tyrokine kinase inhibitors) and Quintiles, a global contract research organization. Dr. Hannah has also served on the board of directors of Rigel Pharmaceuticals since 2021. Dr. Hannah specializes in clinical development strategy and has filed over 30 Investigational New Drug applications for new molecular entities and seven successful New Drug Applications (including talazoparib, enzalutamide, defibrotide, carfilzomib, and others). Dr. Hannah received her BA in biochemistry and immunology from Harvard University and her MD from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO, SITC, and a Fellow with the Royal Society of Medicine.

Skills and Qualifications: Dr. Hannah has significant healthcare knowledge having spent over 20 years as a consultant in the field of oncology drug development and has over 30 years of experience working with biopharmaceutical companies. Dr. Hannah has extensive knowledge of the clinical trials marketplace and we believe she will continue to offer valuable guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area. Because of this experience and knowledge, we believe Dr. Hannah is well qualified to serve on our Board.

Stephen Kanovsky, age 60, Board Member and Chair of the Nominating and Corporate Governance Committee. Mr. Kanovsky has served as a director since July 2017. Mr. Kanovsky is Deputy General Counsel and Chief Commercial Counsel of GE HealthCare, which provides medical technologies and solutions to the global healthcare industry and supports customers throughout the world with a broad range of services and systems, from diagnostic imaging and healthcare IT to molecular diagnostics and life sciences. Prior to his service at GE HealthCare, Mr. Kanovsky held numerous legal, compliance, and research roles in several global pharmaceutical companies. Mr. Kanovsky earned his bachelor’s degree from the University of Pennsylvania. He subsequently graduated from Temple University’s School of Pharmacy with a master’s degree in Pharmacology and Temple University’s School of Law with a juris doctorate degree. Mr. Kanovsky also holds an MBA from Saint Joseph’s University’s Haub School of Business.

Skills and Qualifications: Mr. Kanovsky has over 25 years of legal experience in the global life sciences and pharmaceutical industry. Through his work as Deputy General Counsel and Chief Commercial Counsel of GE HealthCare, Mr. Kanovsky is able to provide continued knowledge of the life sciences space. He also brings valuable experience to our Board through his prior involvement with Clarient, Inc. (“Clarient”), prior to its acquisition by NeoGenomics in December 2015. Because of Mr. Kanovsky’s extensive legal and compliance background and long-term service to the Board, we believe Mr. Kanovsky is well qualified to serve on our Board.

Michael Kelly, age 66, Board Member and Chair of the Audit and Finance Committee. Mr. Kelly has served as a director since July 2020 and served as the Board’s Lead Independent Director for the duration of Ms. Tetrault’s service as Chair of the Board and Interim Chief Executive Officer in 2022. Mr. Kelly is a former senior executive of Amgen, Inc. and is currently acting as Founder & President of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business he founded in 2018. Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions at Amgen Inc. from 2003 to 2017, most recently as Senior Vice President, Global Business Services and Vice President & CFO, International Commercial Operations. Mr. Kelly has also held positions at Biogen, Tanox and Monsanto Life Sciences. Mr. Kelly currently serves as a director for Amicus Therapeutics, DMC Global, Inc., and Prime Medicine, Inc. Mr. Kelly serves on the Council of Advisors and was the former audit committee chair for Direct Relief, a humanitarian aid organization focused on health outcomes and disaster relief. Mr. Kelly holds a BS in business administration from Florida A&M University, concentrating in Finance and Industrial Relations.

Skills and Qualifications: Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions. We believe Mr. Kelly’s extensive experience managing and growing domestic and international organizations, as well as his track record in finance, operations and building differentiated product companies is highly valuable as we continue our long-term growth strategy, and therefore Mr. Kelly is well qualified to serve on our Board. In addition, we believe Mr. Kelly’s extensive knowledge and background in finance qualifies him to serve as a financial expert on the Audit and Finance Committee.

David Perez, age 63, Board Member. Mr. Perez has 40 years of global executive leadership experience, leading the growth and operations of several businesses, growing and scaling organically through research & development and innovation as well as through mergers and acquisitions. In March 2019, he retired from his position as president and CEO of Terumo BCT, a company dedicated to blood banking, transfusion medicine and cell-based therapies, following a comprehensive two-year succession and transition plan and now serves as an independent board member for public, private equity and non-profit organizations. During his nearly 20-year tenure, Mr. Perez guided Terumo BCT through several foreign ownership structures, leveraging his extensive experience leading complex, multinational businesses and diverse, cross-cultural organizations. Under his leadership, the company transformed from a single manufacturing and R&D site to a multi-national biomedical organization with five R&D centers and six manufacturing plants, as he helped drive global revenue growth from $160 million to $1 billion. Mr. Perez holds a BA in Political Science from Texas Tech University.

Skills and Qualifications: Mr. Perez has 40 years of executive leadership in medical device and health care services, He serves as an independent board member and advisor to several corporations and non-profit organizations. His expertise encompasses growing and scaling highly regulated global businesses organically through R&D and innovation and inorganically through M&A, leading within a variety of foreign, public and private equity ownership structures, strategic planning, culture and talent development, succession planning, enterprise risk management, operations, compliance, and corporate governance. We believe Mr. Perez’s extensive knowledge and background as a chief executive and director qualifies him to service on our board.

Rachel Stahler, age 47, Board Member. Ms. Stahler has served as a director since May 2020. Ms. Stahler is the Chief Information Officer at Organon, a pharmaceutical company created in 2021 through the spin-off of Merck’s women’s health, legacy brands, and biosimilars businesses. Ms. Stahler has nearly two decades of global technology experience in the pharmaceutical industry. From 2019 to 2020 Ms. Stahler was the Chief Information Officer for Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical, and regenerative medicine products for patients around the world. Prior to Allergan, from 2017 to 2019, Ms. Stahler served as Chief Information and Digital Officer at Syneos Health, a leading CRO / CCO, where she was responsible for designing clinical and commercial systems for customers as an outsourcing leader. Ms. Stahler was also the Chief Information Officer at Optimer Pharmaceuticals and held various senior technology roles at Pfizer. Ms. Stahler holds a BA from the University of Pennsylvania and an MBA from Columbia Business School.

Skills and Qualifications: Ms. Stahler is an experienced Chief Information Officer, having held several executive positions in the pharmaceutical industry, including at Allergan, a global pharmaceutical leader focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical, and regenerative medicine products for patients around the world. We believe Ms. Stahler’s experience in designing clinical and commercial systems and prior senior technology roles will continue to enhance the Company’s information technology policies and operations, as well as the composition and governance of the Board, and therefore we believe Ms. Stahler is well qualified to serve on our Board.

Director Diversity and Expertise

We seek to have a Board that represents diversity, equity and inclusion as to experience, gender, race and ethnicity, but we do not have a formal policy with respect to diversity. We also seek to have a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of leadership, operations, risk management, accounting and finance, strategic planning and the areas most important to us and our corporate mission, sufficient to provide sound and prudent guidance with respect to our operations and interests. To augment our Board’s strategic competencies, we also consult with experts in specialized areas such as ESG and executive compensation, to provide the relevant skills to support the Company’s long-term strategy.

Average Tenure of Directors 4.4 years	Average Age of Directors 62 years	% of Diverse Directors (Gender, Racial/Ethnic) 63%

Board Diversity Matrix (as of April 7, 2023)

Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	5	0	0

Part II: Demographic Background

African American or Black	0	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	3	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0	0	0	0

Did not Disclose Demographic Background	0	0	0	0

Strategic Competencies Matrix

Competencies / Attributes	Lynn Tetrault	Bruce Crowther	Dr. Alison Hannah	Stephen Kanovsky	Michael Kelly	David Perez	Rachel Stahler	Chris Smith

Financial (Reporting, Auditing, Internal Controls)	X	X			X	X	X	X

Strategy/Business Development / M&A	X	X	X	X	X	X	X	X

Human Resources / Organizational Development	X	X			X	X		X

Legal / Governance / Business Conduct	X	X		X		X

Sales / Marketing							X	X

Risk Management	X	X		X	X	X	X	X

Information Technology		X			X	X	X

Public Policy / Regulatory Affairs	X	X	X	X				X

Information Regarding Meetings and Committees of the Board

The Board. The Board met four times for regular meetings during 2022. All of such meetings were regularly scheduled meetings and telephonic calls were held as needed. In addition, the Board held twelve special meetings during 2022. During 2022, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each director served. Although not required, directors are invited to attend the annual meeting of our stockholders. We held an annual meeting of stockholders on June 2, 2022, which was attended by six of the directors then serving on the Board.

The Board currently has four standing committees: the Audit and Finance Committee, the Compliance Committee, the Culture and Compensation Committee, and the Nominating and Corporate Governance Committee. The following table provides the composition of the committees as of December 31, 2022, and the number of times each committee met in 2022:

Director Name	Audit and Finance Committee	Compliance Committee	Culture and Compensation Committee	Nominating and Corporate Governance Committee

Lynn Tetrault (non-executive Chair of the Board)			X	X

Bruce Crowther	X		Chair

David Daly (1)		X	X

Dr. Alison Hannah		Chair		X

Stephen Kanovsky		X		Chair

Michael Kelly	Chair		X

David Perez	X	X

Rachel Stahler	X			X

Number of Meetings Held in 2022	8	4	8	6

(1)	Mr. Daly resigned from the Board effective January 19, 2023.

Audit and Finance Committee. The Audit and Finance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading “Investors”. The Audit and Finance Committee is appointed by the Board to assist with a variety of matters described in its charter, which include monitoring (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. The formal report of the Audit and Finance Committee is set forth beginning on page 28 of this Proxy Statement.

The Board has determined that Mr. Michael Kelly, who served as the Audit and Finance Committee Chair through 2022, was independent and an “audit and finance committee financial expert” as such term is defined under applicable SEC rules.

Compliance Committee. The Compliance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compliance Committee is responsible for overseeing the Company’s activities in the area of corporate compliance with applicable laws and regulations related to our provision of medical-related services and assessing management’s implementation of the Company’s Corporate Compliance Program, including but not limited to the (1) adequacy and effectiveness of policies and procedures to ensure the Company’s compliance with applicable laws and regulations, (2) organization, responsibilities, plans, results, budget, staffing, and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, (3) appointment, replacement, reassignment, or dismissal of the Chief Compliance Officer and review of compliance policies, practices, procedures and programs, and management’s responses thereto, (4) monitoring of significant internal and external investigations, (5) monitoring of the Company’s actions in response to applicable legislative, regulatory and legal developments, (6) Company’s Code of Conduct and policies and procedures that guide the Company and employees, (7) appropriate mechanisms for employees to seek guidance to report concerns, including anonymously through the Company’s compliance hotline, and (8) Company’s compliance risk assessment activities and efforts to promote an ethical culture.

Culture and Compensation Committee. The Culture and Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Culture and Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer, other executive officers, and our directors and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All committee members are independent directors within the meaning of the applicable Nasdaq rules. Specifically, the Culture and Compensation Committee is responsible for (1) setting compensation for Company executive officers and directors, (2) monitoring the Company’s incentive and equity-based compensation plans, (3) succession planning, and (4) organizational culture programs and practices to ensure that such programs are fair and appropriate and designed to attract, retain and motivate employees. Such programs include the Company’s diversity, equity and inclusion initiatives and Human Resources policies as such practices relate to organizational engagement and effectiveness, employee development programs, fair pay and benefit programs, and equal employment and equal opportunity. The Culture and Compensation Committee may delegate any or all of its responsibilities to a subcommittee or to one or more directors as it deems appropriate, provided that the Culture and Compensation Committee may not delegate any power or authority required by law, regulation or Nasdaq rule to be exercised by the committee as a whole. In addition, the Culture and Compensation Committee engaged independent compensation consulting firm Willis Towers Watson (“WTW”) in 2022 to advise the Culture and Compensation Committee on peer development, market practices, industry trends, investor views, and benchmark compensation data. In addition, WTW reviewed and provided the Culture and Compensation Committee with an independent perspective of management recommendations. These duties were consistent with those performed in prior years. For the year ending December 31, 2022, aggregate fees for WTW’s consulting services provided to the Culture and Compensation Committee were approximately $440,000. Approximately $270,000 of this aggregate amount was related to review of executive compensation.

The decision to engage this firm as a consultant was made by the Culture and Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. Our Nominating and Corporate Governance Committee is responsible for (1) reviewing and evaluating the size, composition, function, and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees and identifying individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Company and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies, including but not limited to overseeing the Company’s environmental, social and governance initiatives and investor engagement and communications. The Nominating and Corporate Governance Committee identifies and evaluates nominee candidates as described above under “Director Nominations”.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or the Culture and Compensation Committee.

Code of Ethics

Our Board adopted the Code of Ethics, which is applicable to all of our executives, directors, and employees. The Code of Ethics is available in print to any stockholder that requests a copy by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investors section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Ethics required under Form 8-K by posting such information on our website.

Policy Against Hedging of Stock

Our insider trading policy prohibits our directors, officers and employees from entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs the individual may no longer have the same objectives as our other stockholders.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for director that are recommended and properly submitted by stockholders in accordance with our Amended and Restated Bylaws (“Bylaws”). Any stockholder may submit in writing a candidate for consideration for each stockholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days of such anniversary date, we must receive the notice no later than the close of business on the tenth day following the day on which the date of the annual meeting is first disclosed in a public announcement. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information and the information required by Section 1.10(e) of our Bylaws. Submissions that meet the current criteria for Board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board at our principal executive office, Attention: Alicia Olivo, Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 9490 NeoGenomics Way, Fort Myers, Florida 33912, Attention: Alicia Olivo, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Vote Required for Approval

The eight nominees receiving the majority of votes cast “FOR” by stockholders virtually or by proxy will be elected. Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of Proposal 1.

Board Recommendation

The Board unanimously recommends a vote “FOR” the election of each of the nominees as director in Proposal 1.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to express their views on our named executive officers’ compensation as set forth under “Executive and Director Compensation” by casting their vote on Proposal 2. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement.

The Board believes our executive compensation program, which is described in detail in the “Executive and Director Compensation” section, is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals, while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with our purpose and core values, and the long-term interests of the Company and its stockholders. Our equity compensation (which is primarily awarded in the form of stock option awards and restricted stock) is designed to build executive ownership and align the incentives of our named executives with those of our stockholders and to focus them on achieving our long-term strategic goals (both financial and non-financial).

Although the vote on Proposal 2 regarding the compensation of our named executive officers is not binding, the Board and the Culture and Compensation Committee value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

If this proposal is approved, our stockholders will be approving the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders, is hereby approved.

Vote Required for Approval

The compensation paid to our named executive officers will be considered approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—TO APPROVE THE NEOGENOMICS, INC. 2023 EQUITY INCENTIVE PLAN

The Company currently maintains the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan, as most recently amended and subsequently approved by a majority of stockholders on May 25, 2017 (the “Prior Plan”). The Board believes that the Prior Plan has been effective in attracting and retaining highly-qualified employees and other key contributors to the Company’s business, and that the awards granted under the Prior Plan have provided an incentive that aligns the economic interests of Plan participants with those of our stockholders. The Board is now seeking the approval of our stockholders of a new equity incentive plan, the NeoGenomics, Inc. 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”). Based on the Culture and Compensation Committee’s recommendation, our Board adopted the 2023 Equity Incentive Plan on March 28, 2023, subject to approval from stockholders at our 2023 annual meeting. The 2023 Equity Incentive Plan is intended to supersede and replace the Prior Plan, and no new awards will be granted under the Prior Plan. Shares available for issuance under the Prior Plan as of the Effective Date will be made available under the 2023 Equity Incentive Plan. Any awards outstanding under the Prior Plan on the date of stockholder approval of the 2023 Equity Incentive Plan remain subject to and will be paid under the Prior Plan, and any shares subject to outstanding awards under the Prior Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares automatically become available for issuance under the 2023 Equity Incentive Plan.

The Board recommends that stockholders approve the 2023 Equity Incentive Plan. The purposes of the 2023 Equity Incentive Plan are to enhance our ability to attract and retain highly qualified officers, non-employee directors, key employees and consultants, and to motivate eligible service providers to serve the Company and to expend maximum effort to improve our business results and earnings, by providing to eligible service providers an opportunity to acquire or increase a direct proprietary interest in our operations and future success of the company.

The Board seeks approval for an aggregate share reserve of (a) 3,975,000 shares under the 2023 Equity Incentive Plan and (b) any shares which remain available for issuance under the Prior Plan as of the Effective Date, initially equating to approximately 6.93% and 5.83% percent of our weighted-average common shares outstanding on a basic and diluted basis, respectively, as of March 27, 2023 (the “Record Date”). When including the options and stock awards outstanding, the aggregate share reserve equates to 10.48% and 8.81% of our weighted-average common shares outstanding on a basic and diluted basis, respectively, as of the Record Date. 3,975,000 shares will be available for issuance under the 2023 Equity Incentive Plan as Incentive Stock Options.

The Board considered various factors when determining the number of shares to ask stockholders to approve under the 2023 Equity Incentive Plan, including the replacement of the Prior Plan, “overhang”, “burn rate”, dilution, historical grant practices and our forecasted equity award grants.

At December 31, 2022, the Equity Incentive Plan had 4,868,198 shares remaining available for future issuance. In addition, a total of 4,529,837 options and stock awards in aggregate were outstanding, comprised of the following:

•	3,271,004 stock options (weighted average exercise price of $17.67, and weighted average remaining term of 2.0 years)

•	1,258,833 stock awards

Over the past three years, the Company has used options and stock awards judiciously, with a value-adjusted burn rate average of approximately 2.09% (of weighted average basic common shares outstanding) as compared to the Health Care Equipment & Services industry benchmark of 3.76%.

The Company has granted awards as follows:

Fiscal Year	Stock Options Granted	Stock Awards Granted

2022	4,494,333	2,865,727

2021	1,232,056	936,648

2020	845,120	149,012

Based on its review, the Culture and Compensation Committee recommended the reserve of (a) 3,975,000 shares under the 2023 Equity Incentive Plan and (b) any shares which remain available for issuance under the Prior Plan as of the Effective Date, to ensure the 2023 Equity Incentive Plan has an adequate number of shares available. Accordingly, the Board approved, and is recommending that the Company’s stockholders approve a share reserve of (a) 3,975,000 shares under the 2023 Equity Incentive Plan and (b) any shares which remain available for issuance under the Prior Plan as of the Effective Date under the 2023 Equity Incentive Plan, with 3,975,000 shares available for issuance as Incentive Stock Options.

Our Board believes that this reserve will provide sufficient shares for the equity-based compensation needs of the Company under the 2023 Equity Incentive Plan.

The material features of the 2023 Equity Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the 2023 Equity Incentive Plan, the full text of which is set forth as Annex A to this Proxy Statement.

Description of the Plan

Corporate Governance Aspects of the Plan

The 2023 Equity Incentive Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible service providers and stockholders’ interests. These provisions include, but are not limited to, the following:

•

Clawback Policy. In the event of a restatement of our financials due to material noncompliance with any financial reporting requirements under the law, participants will be required to reimburse us for any amounts earned or payable in connection with an award under the 2023 Equity Incentive Plan to the extent required by law and any applicable Company policies.

•	No Evergreen Provision. The 2023 Equity Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Plan will be automatically replenished.

•	Conservative Change in Control Provision. The 2023 Equity Incentive Plan does not provide for automatic vesting of awards solely upon a change in control of the Company.

•

No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted under the 2023 Equity Incentive Plan with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Transferability. 2023 Equity Incentive Plan awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Culture and Compensation Committee of the Board.

•	No Automatic Grants. The 2023 Equity Incentive Plan does not provide for automatic grants to any participant.

•

No Repricings Without Stockholder Approval. The 2023 Equity Incentive Plan prohibits the repricing of stock options and SARs without prior stockholder approval, with customary exceptions for certain changes in capitalization. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or exchanges or other substitutions for cash or other forms of awards).

•	No Tax Gross-Ups. The 2023 Equity Incentive Plan does not provide for any tax gross-ups.

•

Multiple Award Types. The 2023 Equity Incentive Plan permits the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other types of equity grants, subject to the share limits of the 2023 Equity Incentive Plan. This breadth of award types will enable the Culture and Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•	Independent Oversight. The 2023 Equity Incentive Plan is administered by the Culture and Compensation Committee, which is comprised of independent Board members.

Administration

The 2023 Equity Incentive Plan is administered by the Culture and Compensation Committee. Subject to the express provisions of the 2023 Equity Incentive Plan, the Culture and Compensation Committee has the authority, in its discretion, to interpret the 2023 Equity Incentive Plan, establish rules and regulations for the Plan’s operation, select eligible individuals to receive awards and determine the form and amount and other terms and conditions of such awards.

Summary of Award Terms and Conditions

Awards under the 2023 Equity Incentive Plan may include nonqualified and incentive stock options, stock appreciation rights, restricted shares, restricted stock units and other stock-based awards. Any of these awards may (but need not) be made as performance incentives to reward attainment of performance goals.

Stock Options. The Culture and Compensation Committee may grant to a 2023 Equity Incentive Plan participant options to purchase our common stock that qualify as incentive stock options for purposes of Code Section 422, options that do not qualify as incentive stock options, or a combination thereof. The terms and conditions of stock option grants, including the quantity, exercise price, vesting periods and other conditions on exercise will be determined by the Committee and will be reflected in a written award agreement.

The exercise price of each option (except those that constitute substitute awards) will be determined by the Culture and Compensation Committee, but will be at least the fair market value of a share of common stock on the date the stock option is granted; provided, however, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price shall be not less than 110% of the fair market value of one share of common stock on the date the stock option is granted.

Stock options must be exercised within a period fixed by the Culture and Compensation Committee that may not exceed 10 years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. The 2023 Equity Incentive Plan provides for earlier termination of stock options upon the participant’s termination of service, unless extended by the Culture and Compensation Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Culture and Compensation Committee’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Culture and Compensation Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Culture and Compensation Committee may grant to a 2023 Equity Incentive Plan participant an award of stock appreciation rights, which entitles the participant to receive, upon its exercise, a payment equal to (a) the excess of the fair market value of a share of common stock on the exercise date over the stock appreciation right exercise price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. The terms and conditions of awards of stock appreciation rights, including the quantity, exercise price, vesting periods and other conditions on exercise will be determined by the Culture and Compensation Committee and will be reflected in a written award agreement.

The exercise price for a stock appreciation right will be determined by the Culture and Compensation Committee in its discretion, but may not be less than 100% of the fair market value of one share of our common stock on the date when the stock appreciation right is granted. Stock appreciation rights must be exercised within a period fixed by the Culture and Compensation Committee that may not exceed 10 years from the date of grant. Upon exercise of a stock appreciation right, payment may be made in cash, shares of our stock or a combination of cash and stock.

Restricted Stock. The Culture and Compensation Committee may grant to a 2023 Equity Incentive Plan participant shares of common stock subject to specified restrictions, which we refer to as restricted shares. Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period or the attainment of specified performance targets over the forfeiture period. The terms and conditions of restricted share awards are determined by the Culture and Compensation Committee and will be reflected in a written award agreement.

Restricted Stock Units. The Culture and Compensation Committee may grant to a 2023 Equity Incentive Plan participant restricted stock units, which represent the right to earn one share of common stock (or its cash equivalent) upon a participant’s satisfaction of specified terms and conditions. The terms and conditions of restricted stock units are determined by the Culture and Compensation Committee and will be reflected in a written award agreement.

Other Stock-Based Awards. The Culture and Compensation Committee may grant to a 2023 Equity Incentive Plan participant equity-based or equity-related awards, referred to as other stock-based awards, other than options, stock appreciation rights, restricted shares, or restricted stock units. Such other stock-based awards will be subject to terms and conditions as the Culture and Compensation Committee may determine.

Effect of a Change in Control or Similar Corporate Transactions

The Culture and Compensation Committee may provide in any award agreement, or in the event of a change in control may take such actions as it deems appropriate to provide, for any of the following:

•	acceleration of the vesting or settlement of any such award;

•	the cancellation of any award in exchange for the value of any vested portion thereof;

•	the issuance of substitute awards or the assumption or replacement of awards;

•	the termination of all awards not exercised after providing written notice to participants that for a period of at least ten days such awards are exercisable;

•	the treatment of awards in the manner set forth in the agreement pursuant to which the change in control is consummated.

Eligibility and Limitation on Awards

The Culture and Compensation Committee may grant awards under the 2023 Equity Incentive Plan to any employee, independent director or consultant of ours or any of our participating subsidiaries. While the selection of participants is within the discretion of the Culture and Compensation Committee, it is currently expected that participants will be primarily officers and key senior level employees, as well as our independent directors. As of the date of the filing of this Proxy Statement, all of our approximately 2,100 employees, and each of our seven independent directors, are eligible to participate in the 2023 Equity Incentive Plan.

An option will constitute an incentive stock option only (i) if the participant is an employee; (ii) to the extent specifically provided in the award agreement; and (iii) to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of all incentive stock options held by the participant that become exercisable during any calendar year does not exceed $100,000.

Shares Subject to the 2023 Equity Incentive Plan

The number of shares of our common stock reserved for issuance for awards under the 2023 Equity Incentive Plan, subject to stockholder approval, is 3,975,000. 3,975,000 of such shares of common stock available for issuance under the 2023 Equity Incentive Plan shall be available for issuance as incentive stock options. These shares would be additive to any shares which remain available for issuance under the Prior Plan as of the Effective Date.

Shares of common stock underlying awards granted under the 2023 Equity Incentive Plan that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of stock options or forfeiture of restricted shares), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the 2023 Equity Incentive Plan. In addition, shares of stock that are surrendered to or withheld by us in payment or satisfaction of the exercise price of an award or any tax withholding obligation with respect to an award will be available for future grants. Shares to be issued under the 2023 Equity Incentive Plan will be authorized but unissued shares of common stock or shares of stock reacquired by us.

Anti-Dilution Protections

In the event of a change in the outstanding shares of our common stock, without the receipt by us of consideration, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other similar event, the Culture and Compensation Committee will make appropriate and equitable adjustments to (a) the number and kind of shares of stock available under the 2023 Equity Incentive Plan, (b) the number and kind of shares of stock subject to outstanding 2023 Equity Incentive Plan awards, (c) the per-share exercise or other purchase price under any outstanding 2023 Equity Incentive Plan award and (d) the annual award or other maximum award limits applicable under the 2023 Equity Incentive Plan.

Clawback Provisions

The 2023 Equity Incentive Plan provides that in the event of a restatement of our financials due to material noncompliance with any financial reporting requirements under the law, a participant will be required to reimburse us for any amounts earned or payable in connection with an award under the 2023 Equity Incentive Plan to the extent required by law and any applicable Company policies.

No Repricings of Options or SARs

The 2023 Equity Incentive Plan prohibits the repricing of stock options and stock appreciation rights without the approval of our stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price or exchange for cash or other forms of awards).

Amendment and Termination

The Board may suspend, terminate, or amend the 2023 Equity Incentive Plan, provided that any amendment to the 2023 Equity Incentive Plan will be subject to the approval of our stockholders to the extent required by applicable law.

In addition, no suspension, termination or amendment of the 2023 Equity Incentive Plan may terminate a participant’s existing award or materially and adversely affect a participant’s rights under such award without the participant’s consent. However, these provisions do not limit the board’s authority to amend or revise the 2023 Equity Incentive Plan to comply with applicable laws or governmental regulations.

Federal Income Tax Consequences

THE FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF AWARDS UNDER THE PLAN GENERALLY ARE AS DESCRIBED BELOW. THE FOLLOWING INFORMATION IS ONLY A SUMMARY OF THE TAX CONSEQUENCES OF THE AWARDS AND IS NOT INTENDED TO COVER ALL TAX CONSEQUENCES NOR IS IT INTENDED TO BE USED BY ANY TAXPAYER TO AVOID PENALTIES WHICH MAY BE IMPOSED. WE ENCOURAGE PARTICIPANTS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES INHERENT IN THE OWNERSHIP OR EXERCISE OF THEIR AWARDS, AND THE OWNERSHIP AND DISPOSITION OF ANY UNDERLYING SECURITIES. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL OR UNDER STATE OR NON-U.S. TAX LAWS MAY BE DIFFERENT.

Incentive Stock Options. A participant who is granted an incentive stock option generally will not recognize any taxable income for federal income tax purposes on either the grant or exercise of the incentive stock option (except for alternative minimum tax purposes, as described below). If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option by the participant, (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the exercise price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the two-year holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (1) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (2) the gain on the sale. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the actual holding period for the stock. A sale for less than the exercise price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the exercise price is includable in the participant’s income for alternative minimum tax purposes whether or not the statutory two-year holding period requirements are met.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the 2023 Equity Incentive Plan generally will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. We generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted stock appreciation rights generally will not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (a) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of our stock from the date of grant of the award to the date of exercise multiplied by the number of shares subject to the award), and (b) we will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Stock. A participant generally will not recognize any taxable income on the grant date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Code Section 83(b) to include in income the fair market value of the restricted shares as of the date of such transfer. We generally will be entitled to a corresponding deduction. Any disposition of shares after the restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by us unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the participant as dividends and will not be deductible by us.

Restricted Stock Units. A participant generally will not recognize any taxable income on the grant date of an award of restricted stock units, but will be taxed at ordinary income rates on the fair market value of the restricted stock units as of the vesting or settlement date.

Code Section 162(m). Because we are a public company, special rules limit the deductibility of compensation paid to any “covered employee”. A covered employee is generally defined as the principal executive officer or principal financial officer at any time during the year, or any individual acting in such a capacity, and the three other most highly compensated executive officers. An employee that was considered a covered employee after 2016 will always be considered a covered employee even if the employee is no longer the principal executive officer, principal financial officer, or one of the three other most highly compensated executive officers during the applicable year. Under Code Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million.

New Plan Benefits

Because awards under the 2023 Equity Incentive Plan are discretionary, awards are generally not determinable at this time.

Effective Date

The 2023 Equity Incentive Plan will be effective as of the date approved by our stockholders and will expire 10 years later, unless terminated earlier by the Board.

Vote Required for Approval

The 2023 Equity Incentive Plan will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The proposal to approve the 2023 Equity Incentive Plan is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of this Proposal 3. If the stockholders do not approve the 2023 Equity Incentive Plan, it will not be implemented, but we reserve the right to adopt such other compensation plans and programs as we deem appropriate and in the best interests of NeoGenomics and its stockholders.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 3.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 8, 2023, the Audit and Finance Committee of the Board appointed Deloitte & Touche LLP, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Although ratification of the appointment of our independent registered public accounting firm is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification because we value the views of our stockholders. In the event that stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit and Finance Committee will review its future selection of its independent registered public accounting firm. Even if the appointment is ratified the ratification is not binding and the Audit and Finance Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives from Deloitte & Touche LLP are expected to be present at the virtual 2023 Annual Meeting.

Independent Registered Public Accounting Firm Fees

Summarized below is the aggregate amount of various professional fees billed by Deloitte & Touche LLP, for the years ended December 31, 2022 and 2021.

	2022	2021

Audit fees	$1,949,493	$3,162,128

Audit related fees	233,102	275,168

Tax fees	—	—

All other fees	4,140	3,790

Total	$2,186,735	$3,441,086

Audit Fees. Amounts include fees to audit and review the Company’s annual and quarterly reports filed with the SEC, as well as regulatory filings. For the year ended December 31, 2022, fees also include amounts related to the audit procedures over the regulatory matter and the goodwill impairment assessment. For the year ended December 31, 2021, fees also include amounts related to the audit procedures over the purchase accounting valuations of the acquisitions of Trapelo Health and Inivata Limited, the regulatory matter and audit procedures over the implementation of our Oracle enterprise resource planning system (“Oracle”).

Audit Related Fees. Amounts include fees related to stand-alone audits of international subsidiaries. For the year ended December 31, 2022, fees also include the audit of the Schedule of Health and Human Services Awards performed under Generally Accepted Governmental Auditing Standards. For the year ended December 31, 2021, fees also include permissible services related to internal control advisory services for the pre-implementation of Oracle.

All other fees. Amounts billed for the years ended December 31, 2022 and 2021 relate to accounting research database subscription services.

The Audit and Finance Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. During 2022, the Audit and Finance Committee pre-approved all audit and permitted non-audit services provided by Deloitte & Touche LLP.

Audit and Finance Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit and Finance Committee operates under a written charter, which has been adopted by the Board. The Audit and Finance Committee charter governs the operations of the Audit and Finance Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the quality and integrity of our financial statements, (2) the effectiveness of our internal controls over financial reporting, (3) the Company’s compliance with legal and regulatory requirements, (4) the Company’s enterprise risks, including but not limited to risks relating to the Company’s information technology use and protection, data governance, privacy, and cybersecurity, and the Company’s strategy to mitigate such risks, (5) the independent auditor’s qualifications and independence, (6) the performance of our independent registered public accounting firm, and (7) working in coordination with the Compliance Committee of the Board, the implementation and effectiveness of the Company’s ethics and compliance program. It is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm. In fulfilling its responsibilities, the Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements of the Company for the year ending December 31, 2022, with management and Deloitte & Touche LLP.

The Audit and Finance Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board that the audited, consolidated financial statements for the fiscal year ended December 31, 2022, be included in its Annual Report on Form 10-K for the year ending December 31, 2022, for filing with the SEC.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

Michael Kelly (Chair)

Bruce Crowther

David Perez

Rachel Stahler

Vote Required for Approval

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023, will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal.

Board Recommendation

The Board unanimously recommends a vote “FOR” Proposal 4.

EXECUTIVE OFFICERS

Executive Officer	Age	Current Position

Christopher Smith (1)	60	Director and Chief Executive Officer

Jeffrey Sherman (2)	57	Chief Financial Officer

Cynthia Dieter	48	Chief Accounting Officer

Alicia Olivo (3)	39	General Counsel and Corporate Secretary

Melody Harris (4)	57	President, Enterprise Operations

Warren Stone (5)	50	President, Clinical Services

Vishal Sikri (6)	47	President, Advanced Diagnostics

Dr. Shashikant Kulkarni (7)	56	Chief Scientific Officer and Executive Vice President of Research & Development

(1)	Effective August 15, 2022, Mr. Smith was appointed a Director of the Company and the Company’s Chief Executive Officer.
(2)	Effective December 7, 2022, Mr. Sherman was appointed the Company’s Chief Financial Officer.
(3)	Effective August 1, 2022, Ms. Olivo was appointed the Company’s General Counsel and Corporate Secretary.
(4)	Effective December 5, 2022, Ms. Harris was appointed the Company’s President, Enterprise Operations.
(5)	Effective November 21, 2022, Mr. Stone was appointed the Company’s President, Clinical Services.
(6)	Effective January 13, 2023, Mr. Sikri was appointed President, Advanced Diagnostics.
(7)	Effective January 12, 2023, Dr. Kulkarni was appointed the Company’s Chief Scientific Officer and Executive Vice President of Research & Development.

Non-Director Executive Officers

Background information, as of the date of this proxy statement, for executive officers who are not nominees for election as directors is set forth below:

Jeffrey Sherman

Chief Financial Officer

Mr. Sherman joined NeoGenomics in December 2022 as the Company’s Chief Financial Officer. Prior to joining the Company, Mr. Sherman served as the Chief Financial Officer of Privia Health Group, Inc., a national physician enablement company that collaborates with medical groups, health plans, and health systems to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care. Prior to joining Privia, Mr. Sherman served as the Executive Vice President, Chief Financial Officer and Treasurer at HMS, a technology, analytics and engagement solutions provider helping organizations reduce costs and improve health outcomes, from 2014 to 2021. Mr. Sherman was part of the team that helped drive significant improvement in operating performance at HMS during his tenure and led the process which resulted in a sale to Veritas-backed, Gainwell Technologies for $3.4 billion in April 2021. Prior to that, Mr. Sherman served as Executive Vice President and Chief Financial Officer of AccentCare, a healthcare delivery organization, from 2013 to 2014. Mr. Sherman previously served as Executive Vice President and Chief Financial Officer of Lifepoint Hospitals, Inc. from 2009 to 2013. His experience also includes senior finance positions with Tenet Healthcare Corporation including Treasurer, and Divisional and Hospital CFO roles. Mr. Sherman holds a bachelor’s degree in Finance/Accounting from the University of Colorado, Boulder, and an MBA from the University of Southern California.

Cynthia Dieter

Chief Accounting Officer

Ms. Dieter joined NeoGenomics in June 2020 as the Company’s Chief Accounting Officer and Controller. In January 2022, Ms. Dieter’s title changed to Chief Accounting Officer, following the appointment of a Corporate Controller, reporting directly into her. Prior to joining NeoGenomics, from 2014 to 2020, Ms. Dieter served at Viasat, Inc. as Senior Director, Corporate Accounting. She previously served at DJO Global, Inc. from 2004 to 2014 in various roles, including Vice President and Assistant Corporate Controller, Vice President and Vista Controller, and Director, Financial Reporting and Planning. Ms. Dieter also previously served as Manager of Financial Reporting at Captiva Software and Audit Manager for Ernst & Young LLP. Ms. Dieter is a Certified Public Accountant and holds a BS in Business Administration, with a concentration in Accountancy, from California Polytechnic State University San Luis Obispo.

Alicia Olivo

General Counsel and Corporate Secretary

Ms. Olivo joined NeoGenomics in September 2019 as the Company’s Assistant General Counsel. In mid-April 2022, she began serving as the Company’s Interim General Counsel, a role she held until her appointment to General Counsel and Corporate Secretary in August 2022. Ms. Olivo has more than 15 years of corporate and legal experience. Prior to joining NeoGenomics, Ms. Olivo served as a Director in the tax practice at PricewaterhouseCoopers, LLP from 2017 to 2019. Previously, Ms. Olivo held various roles of increasing scope and responsibility at General Electric from 2008 to 2017. Ms. Olivo holds a BS from the University of Florida and a JD from Marquette University School of Law.

Melody Harris

President, Enterprise Operations

Ms. Harris joined NeoGenomics in December 2022 as the Company’s President, Enterprise Operations. Prior to joining the Company, from 2018, Ms. Harris was President and Chief Operating Officer for SomaLogic, Inc., a protein biomarker discovery and clinical diagnostics company. At SomaLogic, Ms. Harris had profit and loss responsibility for the company’s commercial, product and global operations, along with its marketing, regulatory, IT, legal and human resources departments. In addition, she led the transition of the company into a public company. Prior to SomaLogic, Ms. Harris held executive positions in the healthcare space for Qualcomm Life and HealthyCircles. At Qualcomm, Ms. Harris led corporate deals and M&A transactions and worked extensively across Qualcomm in leading the integration efforts of those acquisitions. Ms. Harris has led deals across the healthcare spectrum including with Merck, Telus Health Solutions, United Health Group, Novartis, Surescripts, CVS and the American Heart Association. Prior to HealthyCircles, Ms. Harris held a variety of other executive leadership roles, including president of an international consumer-focused brand management firm, and executive vice president of an international software development and consulting firm in the broadcasting space. Ms. Harris has served in multiple community and public roles including as a trustee of Metropolitan State University of Denver, director of the Stapleton Development Corporation, member of two Colorado gubernatorial transition committees, policy advisor to Denver Mayor Michael Hancock and member of his transition team, and energy policy advisor and lead writer of the Bill Ritter for Governor campaign’s New Energy Economy white paper in 2006. Ms. Harris holds a BA, cum laude, in Political Science from the University of Denver and a JD, cum laude, from the Harvard Law School.

Warren Stone

President, Clinical Services

Mr. Stone joined NeoGenomics in November 2022 as the Company’s President, Clinical Services. Prior to joining the Company, from 2020 to 2022, Mr. Stone was President, Commercial Americas for

Ortho Clinical Diagnostics, a leading global provider of in-vitro diagnostics solutions to the clinical laboratory and transfusion medicine communities. Prior to Ortho Clinical, from 1992 to 2020, Mr. Stone served in various roles, at MillisporeSigma (formerly EMDMillipore), the Life Science business of Merck KGaA Darmstadt, Germany, and a leading provider of laboratory materials, technologies and services to scientists and engineers in the U.S., Canada and Latin America. His roles included Senior Vice President, Research Commercial Americas (Life Science Division) from 2016 to 2020, and Vice President of Sales North America (Life Science division) from 2014 to 2015. Prior to that role, Mr. Stone served as General Manager and Vice President of Lab Essentials based in Germany, where he led the global transformation to Advanced Analytics from 2012 to 2014.

Vishal Sikri

President, Advanced Diagnostics

Mr. Sikri joined NeoGenomics in May 2022 as the Company’s President and Chief Commercial Officer, Inivata Division. In June 2022, he was appointed President, Pharma Services and President and Chief Commercial Officer, Inivata. Subsequently, in January 2023, he was appointed President, Advanced Diagnostics. Prior to joining the Company, from 2021 to 2022, Mr. Sikri held various roles for Invitae Corp., including President of Oncology and Senior Vice President of Oncology Product Strategy and Management. Prior to Invitae, from 2017 to 2021, Mr. Sikri served as U.S. General Manager of Biocartis, a commercial stage molecular diagnostics company. Mr. Sikri also served as Vice President of Commercial Operations for Sysmex Inostics, a biotechnology company specializing in blood-based cell-free tumor DNA oncology testing services, from 2007 to 2010. Prior to Sysmex Inostics, Mr. Sikri held multiple positions at Abbott Diagnostics. Mr. Sikri received a BS from Beloit College, an MS from the University of Wisconsin-Madison, and an MBA from Loyola University of Chicago Graduate School of Business.

Dr. Shashikant Kulkarni

Chief Scientific Officer and Executive Vice President of Research & Development

Dr. Kulkarni joined NeoGenomics in March 2022 as Executive Vice President for Research & Development and Chief Scientific Officer. In June 2022, Dr. Kulkarni was appointed as Chief Scientific Officer and President, Laboratory Operations. Subsequently, in January 2023, he was appointed as Chief Scientific Officer and Executive Vice President of Research & Development. Dr. Kulkarni served as Chief Scientific Officer and Senior Vice President of Innovation and Emerging Business at Baylor Genetics from 2016 to 2022. He also served as a tenured professor and Vice Chairman for Research, Department of Molecular and Human Genetics at Baylor College of Medicine, Houston, Texas. At Baylor, he led an extensive clinical and translational research team, delivering top-quality clinical genomics and multi-omics tools. Working in collaboration with many professional societies, he has been a pioneer in creating best practices guidelines in Clinical Next-Generation Sequencing for somatic cancer, constitutional genomics, bioinformatics, and whole-genome sequencing. Dr. Kulkarni is considered an expert and key opinion leader in cancer genomics with a focus on the application of genomic and multi-omic technologies. Dr. Kulkarni has served as an expert panelist on several preeminent regulatory agencies such as FDA, CDC, CMS, and NIH. He is the Editor-in-Chief of Cancer Genetics Journal and co-edited a book titled Clinical Genomics - A Guide to Clinical Next-Generation Sequencing. Additionally, he has published extensively in peer-reviewed articles and numerous well-known journals.

Dr. Kulkarni completed his Clinical Fellowship at Harvard Medical School and his translational genomics training at Imperial College in London, UK, and at All India Institute of Medical Sciences. He is an American Board of Medical Genetics and Genomics board-certified medical geneticist with dual certifications in Clinical Molecular Genetics and Genomics and Clinical Cytogenetics and Genomics. He is also a fellow of the American College of Medical Genetics and genomics and holds an executive MBA.

Compensation of Independent Directors

Each of our independent directors is entitled to receive compensation for his or her service on the Board. Our Culture and Compensation Committee reviews our independent director compensation program on an annual basis with its independent advisor, including a review of the director compensation programs of our executive compensation peers. Any recommended changes to the program are then presented to the independent members of our Board for their consideration and approval. We aim to provide a competitive compensation program to attract and retain high quality directors. For 2022 planning, we again engaged our independent advisor, WTW, to review market data and competitive information on the compensation for our Directors. Each independent director received annual compensation of $50,000. The director serving as Lead Independent Director received additional annual compensation of $30,000. The independent director appointed as Chair of the Board received additional annual compensation of $62,500. In addition, independent directors who serve on committees received the following compensation:

•

Directors serving as Audit and Finance Committee members received annual compensation of $10,000. The Director serving as chair of the Audit and Finance Committee received annual compensation of $20,000.

•

Directors serving as Culture and Compensation Committee members received annual compensation of $7,500. The Director serving as chair of the Culture and Compensation Committee received annual compensation of $15,000.

•	Directors serving as Compliance Committee members received annual compensation of $5,000. The Director serving as chair of the Compliance Committee received annual compensation of $10,000.

•

Directors serving as Nominating and Corporate Governance Committee members received annual compensation of $5,000. The Director serving as chair of the Nominating and Corporate Governance Committee received annual compensation of $10,000.

Amounts described above are pro-rated based on the date of appointment to the Board and/or the duration of time served in each role. All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings.

The Board has the discretion to grant equity awards to independent directors as part of their compensation. Board members receive total annual equity compensation having a grant date fair value of $180,000. On June 10, 2022, each independent director, with the exception of Mr. Perez, was granted 15,556 shares of restricted stock and 13,882 stock option awards. Mr. Perez was appointed to the Board effective November 3, 2022. His equity compensation of $108,000 represents a pro-rated amount based on the date of his appointment. Mr. Perez was granted 10,300 shares of restricted stock and 9,730 stock option awards. These restricted stock awards and stock option awards vest on June 10, 2023.

The Committee believes the total compensation package for directors the Company offered in 2022 was reasonable and appropriately aligned the interests of directors with the interests of our stockholders by ensuring directors have an equity stake in our Company.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines for its independent directors and executive officers to further align the interests of our senior leaders with those of our stockholders. The guidelines require directors to hold NeoGenomics stock worth a value expressed as a multiple of their annual compensation within five years of the guideline applying to them.

For the purposes of assessing compliance with share ownership guidelines, the following forms of equity interests are considered:

•	shares owned directly (including vested restricted awards); and

•	unvested restricted stock awards.

The table below summarizes the current share ownership guidelines as well as the current share ownership of our independent Board members as a multiple of base compensation for Board services as of December 31, 2022:

Role	Share Ownership Guideline	Current Share Ownership

Chair of the Board	3.0	6.2

Board Members(1)	3.0	9.4

(1)

Share ownership calculated as an average of all independent Board Members except the Chair of the Board who is shown separately and the individuals who served as the Company’s Chief Executive Officer during 2022 who is discussed in the Executive Compensation section of this Proxy Statement.

Directors who are yet to achieve their share ownership amount are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards. If a director’s required ownership level amount is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to 100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted, until the applicable guideline level is achieved. As of December 31, 2022, all Board members were either in compliance with the share ownership guidelines or not yet required to be in compliance due to their appointment date.

Independent Director Compensation Tables

The following table provides the compensation of each of our independent directors for the year ended December 31, 2022. Neither Mr. Mallon or Mr. Smith received any compensation for their service as a director during 2022. The compensation they received with respect to their employment with the Company is included in the Summary Compensation Table below. In addition, compensation received by Ms. Tetrault for her service as Chair of the Board and in respect to her employment with the Company is included in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)

Bruce Crowther	73,271	126,000	54,000	253,271

David Daly(2)	68,931	126,000	54,000	248,931

Dr. Alison Hannah	65,000	126,000	54,000	245,000

Stephen Kanovsky	65,000	126,000	54,000	245,000

Michael Kelly(3)	89,002	126,000	54,000	269,002

David Perez(4)	10,421	75,600	32,400	118,421

Rachel Stahler	65,000	126,000	54,000	245,000

(1)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock awards and stock option awards granted to the independent directors. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each restricted stock award was granted with a fair market value based on the closing price of our common stock on the day prior to the grant date. Each stock option was granted with an exercise price equal to the closing price of our common stock on the day prior to the grant date. See Item 8. Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 24, 2023, for a description of the valuation methodology of stock and option awards.

(2)	Mr. Daly resigned from the Board effective January 19, 2023.

(3)

Fees earned or paid in cash to Mr. Kelly include amounts earned as the Board’s Lead Independent Director during the time Ms. Tetrault served as Chair of the Board and Interim Chief Executive Officer in 2022.

(4)

Mr. Perez was appointed to the Board effective November 3, 2022. The total dollar value of his 2022 fees earned is computed from this date. The total dollar value of his annual grant and split between restricted stock awards and stock option awards is pro-rated based on the date of his appointment.

The aggregate number of unvested shares of restricted stock and stock option awards granted and outstanding for the year ended December 31, 2022, were as follows:

Name	Shares of Restricted Stock	Number of Shares Underlying Options

Bruce Crowther	15,556	13,882

David Daly(1)	15,556	13,882

Dr. Alison Hannah	15,556	13,882

Stephen Kanovsky	15,556	13,882

Michael Kelly	15,556	13,882

David Perez	10,300	9,730

Rachel Stahler	15,556	13,882

(1)	Mr. Daly resigned from the Board effective January 19, 2023.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2022 Named Executive Officers

The following individuals were Named Executive Officers in 2022:

Named Executive Officer	Title	Dates of Service as NEO

Christopher Smith(1)	Director and Chief Executive Officer	August 2022 - Present

Lynn Tetrault(1)	Non-Executive Chair of the Board	May 2022 - August 2022

Mark Mallon(1)	Former Director and Former Chief Executive Officer	April 2021 - March 2022

Jeffrey Sherman	Chief Financial Officer	December 2022 - Present

William Bonello(2)	Former Chief Financial Officer	January 2022 - December 2022

Warren Stone	President, Clinical Services	November 2022 - Present

Vishal Sikri	President, Advanced Diagnostics(3), former President, Pharma Services and President and Chief Commercial Officer, Inivata	May 2022 - Present

Dr. Shashikant Kulkarni	Chief Scientific Officer and Executive Vice President of Research & Development(3), former Chief Scientific Officer and President, Laboratory Operations	June 2022 - Present

(1)

Effective March 28, 2022, in connection with Mr. Mallon’s termination as Chief Executive Officer and resignation from the Board, Ms. Tetrault was appointed Executive Chair of the Board. In such role, Ms. Tetrault functioned as the Company’s principal executive officer. Effective May 12, 2022, Ms. Tetrault was appointed Interim Chief Executive Officer and continued in her role as Chair of the Board. Effective August 15, 2022, Mr. Smith was appointed Director and Chief Executive Officer and Ms. Tetrault resumed the position of non-executive Chair of the Board.

(2)	Mr. Bonello served as Chief Financial Officer from January 2022 through December 7, 2022.
(3)	Appointed January 2023.

Overview and Philosophy

The Culture and Compensation Committee strives to create a compensation structure that supports a pay-for-performance culture and strongly believes that executive compensation should be tied to the performance of the Company and stockholder returns.

In establishing compensation, the Committee leverages guiding principles to drive decisions that are aligned with this pay-for-performance culture. These guiding principles include:

•	High Performance: We believe compensation should be tied to our success in delivering on our mission and the value we create for our clients, patients and stockholders.

•

Market Driven: We compete to attract and retain the best employees in the healthcare market. To ensure that we are successful in securing the employees that possess the knowledge and skill set that we need to be the market leader, we consider market conditions and the competitive environment.

•

Align Interests: We believe that our long-term success is dependent on our employees feeling a sense of company ownership and alignment with our stockholder interests, and we will strive to develop an inextricable link.

•	Communication: We will clearly and transparently share our compensation philosophy and program with all employees.

Consistent with these guiding principles, our compensation philosophy is focused on providing our executive officers with compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled management. The levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Our executive compensation program focuses on both short and long-term results and is composed of three key elements:

(1)	base salaries, which reflect various factors including market-competitive pay levels, scope of the position, experience, individual performance, and strategic criticality;

(2)	annual cash incentive opportunities, which reflect Company and individual performance; and

(3)

longer-term stock-based incentive opportunities under our equity incentive plan, generally in the form of stock option awards and/or restricted stock grants, which link the interests of senior management with our other stockholders. Equity incentive grants are generally subject to three or four-year vesting provisions.

Each of our compensation elements is designed to simultaneously fulfill one or more of our core objectives.

Our compensation program is administered under a rigorous process that includes our Culture and Compensation Committee soliciting the advice of an independent third-party consultant (which reports directly to the Culture and Compensation Committee, not to management) and long-standing, consistently applied policies with respect to the timing of equity grants, the pricing of stock option awards, and the periodic review of peer group practices.

2022 Performance Highlights

Fiscal 2022 was another year of change for NeoGenomics, as the Company added several new leaders to its executive leadership team, including its Chief Executive Officer. Despite the changes, the Company emphasized its commitment to its mission of saving lives by improving patient care and to its vision of becoming the world’s leading cancer testing, information, and decision support company by providing uncompromising quality, exceptional service, and innovative solutions.

During 2022, the Company made significant progress throughout the business to support sustainable, long-term growth, including:

•

Strengthened our executive leadership team by welcoming Chris Smith, Chief Executive Officer; Jeff Sherman, Chief Financial Officer; Warren Stone, President, Clinical Services; Vishal Sikri, President, Advanced Diagnostics; Dr. Shashikant Kulkarni, Chief Scientific Officer and Executive Vice President of Research & Development, Melody Harris, President, Enterprise Operations, and Gary Passman, Chief Culture Officer (2023);

•

Initiated Project Catalyst, which supports the identification and execution of operational and financial improvement initiatives to improve customer experience, accelerate growth and drive profit. These initiatives focus on lab optimization, people and capabilities, competitive growth, and insights and analytics;

•

Made significant progress on the development of new offerings, including RaDaR™, an industry-leading liquid biopsy assay designed to detect residual disease and recurrence in plasma samples from patients with solid tumor malignancies, and other NGS offerings;

•	Developed our vision of “OneNeo” to better integrate the Company, align our core capabilities and enhance communication; and

•	Initiated a reorganization in the fourth quarter in an effort to help prioritize out investments, optimize our general and administrative spend and enable execution of our strategic priorities.

These strategic operational initiatives helped to drive improvements throughout the business, including sequential revenue, gross margin and adjusted EBITDA growth in each of the four quarters of 2022. During 2022, consolidated revenues increased $25.4 million, or 5.2%, year-over-year. Revenues in our Clinical Services segment increased $14.6 million, or 3.6%, year-over-year, driven by a higher average unit price due to strategic reimbursement initiatives and a more favorable test mix. Pharma Services revenue increased $10.8 million, or 13.5% year-over-year primarily driven by increased volume and higher billings across its portfolio, including RaDaR™ testing.

Executive compensation decisions made by the Culture and Compensation Committee in 2022 reflected the events noted above as well as the macro environment. The annual incentive plan outcome for fiscal 2022 was determined in the first quarter of 2023 based on Company performance and the performance of our executive officers. Separate from the financial outcomes, the Culture and Compensation Committee approved a corporate performance score of 85% of target (“the Corporate Performance Score”) based on performance relative to our strategic critical success factors. Payments varied by Named Executive Officer, reflecting the individual’s length of service, performance objectives and achievements for the year relative to each Named Executive Officer’s goals. The Culture and Compensation Committee believes that the compensation of our Named Executive Officers for 2022 aligned with both our performance in 2022 and the objectives of our executive compensation policies.

Our executive compensation framework purposefully emphasizes at-risk pay, which is earned based on annual performance objectives and achievements during the year, as it relates to annual bonuses, or the value of which is based on multi-year stock price performance, as it relates to stock options and restricted stock awards. For 2022, approximately 90% of our Named Executive Officer’s compensation was at-risk.

During 2022, the Culture and Compensation Committee took the following actions:

•

Strengthened the Executive Leadership Team – Throughout 2022 we recruited and hired talented executives to join our leadership team who bring a diverse and deep experience within the healthcare space, including diagnostics and laboratories. The Culture and Compensation Committee partnered with our independent compensation consultant in the process of these key hires in determining competitive and appropriate compensation that is aligned with our compensation philosophy and benchmarked against our peer group.

•

Provided Interim CEO Solution – In March 2022, the Company announced that Mark Mallon stepped down from his positions as CEO and Director. In connection with Mr. Mallon’s departure, the Board appointed Lynn Tetrault, the Company’s non-executive Chair of the Board and Chair of the Culture and Compensation Committee, to serve as Executive Chair and the Company’s principal executive officer. Ms. Tetrault served in that position until August 2022 when Chris Smith was hired as the permanent CEO.

•

Increased Stockholder Engagement Efforts – We increased our proactive stockholder engagement, including having members of our Culture and Compensation Committee and Chair of the Board engage with stockholders on topics that included our executive compensation program. We have summarized feedback from several stockholders in the “View from our Stockholders” section of this Proxy Statement.

The Culture and Compensation Committee believes that these decisions appropriately reflect the significant business achievements of 2022 and provide meaningful retention and alignment to our investment and growth priorities over the next five years. Additional information, as well as details on the compensation practices and policies more generally, are detailed in the balance of the Compensation Discussion & Analysis.

Compensation Design

Compensation Strategy

We believe that having the right management team leading NeoGenomics and our employees globally is critical in our ability to achieve our financial and strategic objectives. Our compensation philosophy offers our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining, and motivating highly skilled management, which is necessary to create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances, especially when considering the turnaround nature of our goals.

Alignment with NeoGenomics’ Strategy

NeoGenomics is a high-complexity clinical laboratory that specializes in cancer genetics, diagnostic testing and pharma services. Our testing services include cytogenetics, FISH, flow cytometry, IHC, molecular testing and morphologic analysis. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States and pharmaceutical firms in Europe and Asia.

Underpinned by our values of Quality, Integrity, Accountability, Teamwork, and Innovation, we believe that focusing on saving lives by improving patient care will drive profitable growth for our stockholders to the benefit of all our stakeholders.

Our vision is to become the world’s leading cancer testing, information, and decision support company by providing uncompromising quality, exceptional service, and innovative solutions. This vision is reflected in how we have designed our compensation programs with performance metrics that are included in our annual incentive plan that focus on our achievements.

Metric	How we Use it	Why it Matters

Revenue	Financial metric

Our vision is to be the world’s leading cancer testing, information, and decision support company by providing uncompromising quality, exceptional service, and innovative solutions. Increases in revenue through the execution of strategic opportunities aligns management performance with the achievement of that vision and stockholder value realization.

Adjusted EBITDA	Financial metric

We continue to seek profitable growth in order to achieve outstanding performance for our stockholders. Adjusted EBITDA focuses our management team on balancing the profitability of our ongoing operations with the implementation of strategic initiatives to provide for future growth.

Strategic Critical Success Factors	Company metric

We believe that a culture of motivated and engaged employees will deliver superior service to our clients, leading to customer satisfaction and retention, which will continue to increase stockholder value. Annual focus areas are established each year to align with our strategic critical success factors. In 2022, our focus areas included: excellence in service and performance to grow our core business; growth through innovation; and purpose driven culture. Measurement against the achievement of these focus areas provides for continuous alignment with our common purpose and vision.

Individual Performance	Individual metric

Each executive that participates in the Management Incentive Plan (“MIP”) plays a unique role in the Company’s strategic objectives. Including individual performance goals for each executive that are in line with the executive’s major responsibilities ensures that incentive payments relate to both Company performance as well as individual performance.

Compensation Elements

Our compensation program aims to retain our executive leaders over the long-term. In accordance with our compensation philosophy we provide competitive fixed cash compensation, an annual incentive program that aligns pay with in-year progress against our longer term goals, and long-term incentive awards in the form of restricted stock awards and stock options that provide clear and transparent alignment to sustainable stockholder value creation. The aggregate value of base salary, annual incentive and long-term incentives is generally positioned within a competitive range around market median.

The following table summarizes the purpose and key features of each element of compensation.

Element	Purpose	Key Features
Base Salary	Provide competitive baseline compensation for role

•   Fixed cash compensation

•   Amounts informed by levels in the market, taking account of the role, scope of the position, experience, performance and strategic criticality

•   Target competitive range around market median

Annual Incentive	Reward for the achievement of both NeoGenomics and individual performance during the year

•   Variable cash compensation

•   Target opportunity informed by levels in the market

•   Actual value based on financial performance, company-defined critical strategic success factors and the Executive’s performance against individual objectives

Long-Term Incentives	Align with the long-term interests of NeoGenomics, our stockholders and our employees, while rewarding long-term sustainable value creation and driving retention

•   Grants of stock option awards and restricted stock awards generally made annually to Named Executive Officers

•   Variable equity-based compensation

•   Target opportunity informed by levels in the market

•   Options require stock price appreciation to yield value

•   Restricted stock and options have four-year ratable vesting and options have a seven-year term

For the year ended 2022, the majority of compensation awarded to, earned by and paid to the individuals that served as our Chief Executive Officer and other Named Executive Officers was variable, performance-based, and/or granted for inducement or retentive purposes. Base salary and bonus percentages represent amounts that are pro-rated based on the applicable start dates of each individual with the Company. Percentages shown do not include compensation awarded to, earned by and paid to Ms. Tetrault for her service on the Board. Please refer to the Summary Compensation Table and the related footnotes for further details regarding the breakout of the Chief Executive Officer’s and other Named Executive Officers’ compensation for the year ended December 31, 2022.

Compensation Best Practices

What We Do:	What We Avoid:

✓  Pay for performance

✓  Deliver majority of executive compensation in the form of variable or performance-based pay

✓  Align annual performance objectives with our strategy

✓  Conduct annual assessment of Chief Executive Officer pay versus performance

✓  Take into consideration the compensation levels of a relevant peer group of companies when setting compensation

✓  Cap payout opportunities under our incentive plans

✓  Operate share ownership and retention requirements

✓  Operate clawback policy

✓  Operate double-trigger change-in-control benefits

✓  Operate an annual ‘say on pay’ vote

✓  Engage an independent compensation consultant

× No tax gross-ups on any change-in-control benefits

× No hedging or pledging of NeoGenomics stock

× No excessive perquisites, benefits or pension payments

× No reloading or repricing of stock option awards

× No option grants with an exercise price below fair market value

Culture and Compensation Governance

Culture and Compensation Oversight; Role of Executive Officers

The Culture and Compensation Committee, chaired by Mr. Bruce Crowther and comprised of independent Directors, is responsible for discharging the Board’s responsibilities relating to compensation of our executive officers, including the Chief Executive Officer. The Culture and Compensation Committee has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. This includes reviewing and approving the compensation of the Named Executive Officers, approving performance goals, and reviewing the achievement of performance goals at year end.

In exercising its duties, the Culture and Compensation Committee receives information and support from management and guidance from an independent advisor.

The Culture and Compensation Committee is wholly responsible for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his or her own compensation. For other Named Executive Officers recommendations are made by the Chief Executive Officer regarding annual base salary, equity awards, and target bonus increases and are subsequently reviewed and approved by the Culture and Compensation Committee.

The Annual Process

The Culture and Compensation Committee typically meets four times a year to consider the following items:

Quarter	Typical Meeting Topics
Q1

•   Setting compensation for Company executive officers, including the review and approval of executive benchmarking and pay recommendations, salary adjustments, annual bonus payouts, and long-term incentive award values;

•   Approve annual company and individual performance goals for the year ahead;

•   Assess compliance versus stock ownership guidelines; and

•   Review historical equity awards and resulting burn rates.

Q2

•   Review and finalize compensation discussion and analysis section of the proxy statement;

•   Monitor the Company’s incentive and equity-based compensation plan, including the review and approval of annual equity grants; and

•   Review and finalize Board of Director compensation with guidance from WTW, our independent outside compensation consultant.

Q3

•   Review and discuss proxy advisor reports and any other investor feedback;

•   Receive update on legislative, regulatory and governance environments;

•   Review current compensation philosophy and benchmark against our peers various elements of compensation, including organizational culture programs and practices pertaining to diversity, equity and inclusion;

•   Undertake Culture and Compensation Committee self-evaluation; and

•   Review Culture and Compensation Committee charter.

Q4	• Conduct annual peer group review; • Discuss potential compensation design enhancements and review planning timeline; and • Succession planning.

Additional meetings are scheduled on an as needed basis.

Use of an Independent Advisor

As outlined in its charter, the Culture and Compensation Committee has the authority to select, retain, and/or replace, as needed, compensation and benefits consultants to provide independent advice to the Culture and Compensation Committee.

Since 2016 the Culture and Compensation Committee has retained WTW as an independent outside compensation consultant. During 2022 WTW advised the Culture and Compensation Committee on peer group development, market practices, industry trends, investor views, pay versus performance, and benchmark compensation data. In addition, they reviewed and provided the Culture and Compensation Committee with an independent perspective of the Company’s compensation related to its executive officers. These duties were consistent with those performed in prior years.

The Culture and Compensation Committee considered the six independence assessment factors specified under the SEC Rule 10C-1(b)(4) to monitor the independence of their compensation advisors. As was the case in prior years the Culture and Compensation Committee determined that WTW’s services during 2022 did not raise a conflict of interest.

Managing Compensation-Related Risks

NeoGenomics operates in a highly regulated, competitive and fast-moving field, meaning that risk management is core to our success. It is the common purpose of all NeoGenomics employees to save lives by improving patient care and this shared common purpose underscores our commitment to performance excellence in a risk-appropriate manner.

The Culture and Compensation Committee’s role relative to risk mitigation is to review the risks associated with management’s compensation policies and practices to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have a material adverse effect on the Company.

The Culture and Compensation Committee also oversees an annual review of the Company’s risk assessment of its compensation policies and practices for its employees. The risk-mitigating features that NeoGenomics has adopted within our executive compensation programs are summarized below.

Clawback

In the event of a restatement of the NeoGenomics’ financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, an employee shall be required to reimburse the Company for any amounts earned or payable with respect to an award granted under the Company’s equity plan to the extent required by law and any applicable Company policies.

Share Ownership Guidelines and Share Retention Requirements

NeoGenomics has adopted share ownership guidelines to further align the interests of our senior executives with those of our stockholders. The guidelines require executives in covered roles to hold NeoGenomics stock worth a value expressed as a multiple of their salary within five years of the guideline applying to them.

For the purposes of assessing compliance with share ownership guidelines, the following forms of equity interests are considered:

•	shares owned directly (including vested restricted awards); and
•	unvested restricted stock awards.

The table below compares the current share ownership guidelines to the actual share ownership of our Named Executive Officers as a multiple of base salary as of December 31, 2022:

Role	Share Ownership Guideline	Share Ownership(1)

Chief Executive Officer	3.0	6.4
Other Named Executive Officers	1.0	2.4

(1)	Share ownership calculated as an average of all Named Executive Officers except for (i) the Chief Executive Officer who is shown separately; and (ii) Ms. Tetrault and Mr. Mallon, who are excluded.

Individuals who are yet to achieve their required ownership amounts are required to retain an amount equal to 25% of the net shares received as the result of the exercise, vesting, or payment of any equity awards they have received. If an individual’s share ownership level is not attained by the end of the initial five-year period (or at any time thereafter), they will be required to retain an amount equal to

100% of the net shares received as the result of the exercise, vesting, or payment of any equity awards granted to them, until the applicable guideline level is achieved. As of December 31, 2022, all Named Executive Officers were either in compliance with the share ownership guidelines or not yet required to be in compliance due to their hire date.

Views of our Stockholders

In 2022, 30.6% of the votes cast in our say-on-pay vote were in favor of our annual advisory vote on Named Executive Officers’ compensation. Alignment of pay and performance under NeoGenomics’ compensation programs, reinforces the Company’s current approach to executive compensation. The outcome of the annual advisory vote provides regular indicative feedback across our entire stockholder base and will continue to inform the Culture and Compensation Committee’s thinking as it evaluates the appropriateness and effectiveness of NeoGenomics’ approach to executive compensation.

Stockholder Engagement

We have ongoing and robust engagement with our stockholders that includes governance-focused engagement meetings throughout each year. We value being close to our stockholders and hearing their feedback directly, as we seek to continuously improve NeoGenomics’ performance, programs and reporting. Following our say-on-pay vote in 2022, we widened our governance outreach and engagement even further to ensure we understood stockholders’ concerns to inform our actions in response. The governance engagements detailed below are in addition to the regular discussions that our leadership and Investor Relations teams have with many institutional and retail stockholders, which often include governance, sustainability and similar matters as well.

We engaged with stockholders representing 54% of outstanding shares with our integrated engagement team consisting of finance, legal, and investor relations, and met with representatives with oversight of 26.59% of outstanding shares. One independent director participated in engagement representing 17.29% of those outstanding shares. Our key areas of focus are: strategy, board oversight and governance, executive compensation, including say-on-pay response, climate and other sustainability matters, and human capital, including diversity.

Stockholder Engagement on the 2022 Say-on-Pay Vote

The following table provides an overview of the main areas of concern that stockholders expressed as underlying last year’s vote, and Company’s response in response to those concerns:

Feedback Category	Specific Stockholder Commentary	Company Response
General Proxy-related	• Discuss stockholder outreach initiatives throughout proxy disclosures	• Included herein, and embedded throughout our broad proxy and CD&A commentary
• Enhance narrative regarding executive leadership succession planning

•   Prior 9 months characterized by a largely new executive team; multiple leaders anticipated as future CEO candidates and backfills for each other

•   Greater focus planned for 2024 proxy, based on robust executive performance/potential assessments across 2023

Compensation	• Changes to executive compensation mid performance period	• Market conditions and numerous executive actions drove compensation package modifications • We do not anticipate a similar cadence going forward
• Performance conditions and ability to clawback executive cash sign-on bonuses

•   With team largely in place, anticipate reduced need for sign-on bonuses related to new executives going forward; Introducing more stringent time-based clawback provisions to executive sign-on awards

•   Will leverage greater focus on increased stockholder-friendly sign-on components going forward (i.e. equity)

	• Elongate performance period compared to prior performance-based equity awards	• We will stretch the performance period for future performance-based awards to a minimum of two years with market-competitive metrics
• Increase emphasis of performance-based metrics in both annual bonus and long-term compensation

•   Annual bonus will feature an increased focus on business corporate-wide financials and strategic objectives (reduction on individual reduced weighting on individual performance)

•   We will introduce performance-based restricted stock units as part of the annual compensation and equity awards in 2023, which will feature multi-year performance goals

•   Introduced clawback provisions to cash or performance-based equity in the event of financial restatement impact

• Ensure market-competitive and business success-driven CEO compensation

•   Company turnaround/transformation outcomes will continue to drive variable cash compensation

•   Anticipate a multi-year strategy to introduce and increase performance-based restricted stock unit component for CEO and Named Executive Officers

Environmental, Social, Governance	• Governance

•   Further refined our Board Skills Matrix to align each Board member’s expertise against our core strategic objectives and transformational goals

•   Updated corporate governance guidelines regarding overboarding to reduce number of public boards from 5 to 4

• Sustainability

•   We are launching a company Sustainability Report, targeted for the 2024 proxy season

•   For further information on our future focus areas based on business materiality and growth areas see our ESG and Sustainability Statement available on under the Corporate Governance section of our website at www.neogenomics.com

• Social Focus

•   Strengthened and introduced culture integration and engagement initiatives around diversity, collaboration, passion and unwavering customer/patient focus and impact (i.e. OneNEO, NeoSPIRIT)

•   Plan to refresh our Core Values throughout 2023 to capture our transformational environment, diversity-focus and resiliency

•   The 2023 performance year will serve as a baseline for reporting/identifying trends and future transparent goals (specifically around diversity, turnover and engagement)

Compensation Peer Group

In evaluating executive compensation, the Culture and Compensation Committee considers a number of factors including:

•	Company performance;
•	Individual performance;
•	Company performance relative to our established peer group;
•	Compensation practices observed in our established peer group; and
•	Stockholder views.

Given the fast-changing nature of our industry the Culture and Compensation Committee reviews the compensation peer group annually with input from WTW. Consideration is given to relative size (revenue, number of employees and market capitalization) and nature of business (business focus and model) of the organizations.

The Culture and Compensation Committee has consciously chosen to adopt a compensation peer group that includes certain companies that appear different from the group of companies with which our business competes. This is primarily due to the fact that many of our direct business competitors are either much larger or smaller than us in terms of size and scope, meaning the compensation data would not necessarily be appropriate to inform decision-making regarding executive compensation levels at NeoGenomics.

The 2022 compensation peer group comprised the following 16 companies:

• 10x Genomics, Inc. (1)	• Fulgent Genetics, Inc. (2)	• NanoString Technologies, Inc.
• Adaptive Biotechnologies Corporation (1)	• Guardant Health, Inc. • Invitae Corporation	• Natera,Inc. • OPKO Health, Inc.
• AtriCure, Inc.	• Maravai Life Sciences	• QuidelOrtho Corporation (1)
• CareDx, Inc. • Emergent BioSolutions, Inc.	Holdings, Inc. (1) • Medpace Holdings, Inc
• Exact Sciences Corporation	• Myriad Genetics, Inc.

(1) Indicates companies excluded from Chief Executive Officer pay vs. performance graph below because three years of stock data is not available.

(2) Excluded from Chief Executive Officer pay vs. performance graph below because three years of stock data was atypical.

Peers included in 2022 met industry selection criteria and fell within the Life Sciences industry and desired ranges for revenue and market capitalization. Relative to the peer group the Company ranked approximately at the median for revenue and market capitalization. While a specific percentile is not targeted, the Culture and Compensation Committee will generally reference a competitive range around market median to inform decisions on executive compensation (both by component, and in aggregate), along with role scope, company and individual performance, role criticality and other relevant factors.

Assessment of the Chief Executive Officer’s Compensation

As noted above one of the Culture and Compensation Committee’s annual activities is to assess the total compensation of the Chief Executive Officer related to our compensation peer group. The peer group used for this purpose consists of the compensation peer group as defined above.

The following graph shows the relationship of Mr. Mallon, our former Chief Executive Officer’s, total compensation as set forth in the 2022 Summary Compensation Table and the change in stock price for the three years ended December 31, 2019, 2020 and 2021 (annualized) as compared to the companies included in our peer group, as defined above. Data for the most recent year ended December 31, 2022, was not used in this graph as the Chief Executive Officer compensation was not available for this period for all companies presented.

2022 Compensation Decisions and Outcomes

The chart below presents the cumulative total return to our stockholders of $100 during the period from December 31, 2017, through December 31, 2022, in comparison to the cumulative return on the S&P 500 Index and the Nasdaq Biotechnology Index (^NBI). The Nasdaq Biotechnology Index has been selected for this comparison because the Company is traded on the Nasdaq exchange and it is considered to be the most suitable comparative index. The customized peer group is reflective of five publicly traded companies during that same period. The peer group is made up of Invitae Corporation, Exact Sciences Corporation, Laboratory Corporation of America Holdings, Natera, Inc., and Quest Diagnostics, Inc. Several of our closest competitors are part of large pharmaceutical or other multi-national firms, or are privately held and, as such, we are unable to obtain financial information for them.

The results assume that $100 (with reinvestment of all dividends) was invested in our common stock, the index, and in the peer group and its relative performance tracked through December 31, 2022. The comparisons are based on historical data and are not indicative of, nor intended to forecast, the future performance of our common stock.

Establishing Performance Targets

Performance targets are generally set in the first quarter at the time of the Board’s annual budgeting session to ensure that our executives’ compensation opportunities are aligned with our short and long-term strategic goals. The performance targets are designed to reward achievement of specific financial, strategic (referred to as our “Strategic Critical Success Factors”) and individual performance goals. We use an annual performance management process for our executives to assess individual performance, as well as a variety of distinct performance metrics that are shared among the executive team. As part of this process, each executive, including our Named Executive Officers, establish his or her performance goals with input and approval from the Chief Executive Officer. Shared performance metrics are reviewed and approved by the Culture and Compensation Committee.

2022 Chief Executive Officer Compensation

Effective August 15, 2022, Company announced Mr. Smith as its new Chief Executive Officer, replacing Ms. Tetrault as Interim Chief Executive Officer. In connection with his appointment, the Culture and Compensation Committee reviewed competitive market data to inform decisions on Mr. Smith’s target compensation, also taking into account his prior experience, including most recently as the Chief Executive Officer at another publicly-traded life sciences company, and the target compensation associated with that role.

The Culture and Compensation Committee approved the following target compensation package:

•	A base salary of $1.0 million; and

•

A target bonus opportunity of 100% of salary (to be pro-rated for performance year 2022), with the actual amount of any such bonus to be determined by the Board or the Culture and Compensation Committee in its discretion, based on individual performance and/or the Company’s performance against goals established by the Board or the Culture and Compensation Committee.

To secure the appointment of Mr. Smith the Culture and Compensation Committee approved an inducement grant made in the form of stock options and restricted stock with a total value of $11.85 million which will vest ratably over the next four years. The $11.85 million consisted of an annual equity award of $8.5 million, and a sign-on equity award of $3.35 million. In addition, Mr. Smith was also entitled to a relocation benefit of up to $1.2 million, which was grossed up for tax purposes so that the economic benefit was the same as if such payment or benefits were provided on a non-taxable basis.

Former Interim Chief Executive Officer (Ms. Tetrault)

On April 19, 2022, the Board approved a compensation arrangement with Ms. Tetrault, pursuant to which Ms. Tetrault received base compensation equal to $800,000 per year, retroactive to March 28, 2022, and pro-rated for calendar year 2022. In addition, Ms. Tetrault was eligible for additional compensation in the form of a bonus in an amount between $500,000 and $2.0 million, to be awarded at the end of her tenure at the discretion of the Culture and Compensation Committee of the Board. In February 2023, based on market data, the members of the Culture and Compensation Committee, excluding Ms. Tetrault, awarded Ms. Tetrault a bonus in the amount of $1.5 million based on key progress associated with operational effectiveness, business growth, and new executive leadership.

Former Chief Executive Officer (Mr. Mallon)

In connection with Mr. Mallon stepping down as Chief Executive Officer, Mr. Mallon and the Company entered into a Separation Agreement dated as of March 28, 2022 (the “Mallon Separation Agreement”). Pursuant to the Mallon Separation Agreement, the Company paid or will pay Mr. Mallon (i) $775,000, which is equal to twelve (12) months of base salary; (ii) $775,000, which is equal to his target annual bonus; (iii) payment of premiums for healthcare coverage through the federal law commonly known as “COBRA” until the earliest of (a) twelve (12) months post-termination, (b) the date Mr. Mallon and his eligible dependents cease to be eligible for such coverage under applicable law or plan terms or (c) the date at which Mr. Mallon obtains health coverage from another employer; and (iv) reimbursement for certain relocation and housing costs.

The base salary payments were made in accordance with the Company’s regular payroll practices, with the first payment (i) made on the Company’s next regular payday following the expiration of sixty (60) calendar days from March 28, 2022 (the “Mallon Separation Date”), and (ii) to be retroactive to the day following the Mallon Separation Date. The target annual bonus was paid in a lump sum payment on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Mallon Separation Date.

In addition, in accordance with the Mallon Separation Agreement, (i) the unvested portion of the buyout equity awards fully vested as of the separation date, and (ii) the portion of any other outstanding time-based equity awards held by Mr. Mallon that would have vested by their terms in the twelve (12)-month period following the separation date had Mr. Mallon remained continuously employed vested as of the separation date, with the remaining portion of each such award terminating on the separation date. This resulted in accelerated vesting of 142,302 previously granted time-vesting restricted stock awards and 237,960 previously granted time-based vesting stock option awards. The total dollar value of these awards was approximately $3.7 million and $2.3 million, respectively. These amounts are included in the Summary Compensation Table above. For a period of thirty-six (36) months following the separation date, Mr. Mallon may exercise any options to purchase common stock of the Company that were vested as of the separation date, after which period any then-outstanding and unexercised stock options will automatically terminate.

2022 Base Salary

Named Executive Officer	Base Salary	Effective Date

Christopher Smith	$1,000,000	August 15, 2022

Lynn Tetrault	$800,000	March 28, 2022

Mark Mallon	$775,000	February 28, 2022

Jeffrey Sherman	$525,000	December 7, 2022

William Bonello	$455,000	February 28, 2022

Warren Stone	$525,000	November 21, 2022

Vishal Sikri	$510,000	May 23, 2022

Dr. Shashikant Kulkarni	$450,000	March 7, 2022

Annual Incentive

The MIP provides for an annual performance bonus, paid in cash, designed to incentivize and reward Named Executive Officers currently employed by the Company for operating results, both financial and strategic. The 2022 performance goals were approved by the Culture and Compensation Committee and were communicated to each of our currently employed Named Executive Officers at the start of the calendar year or as of the date of hire, as applicable. Bonus amounts paid to Ms. Tetrault for her service as Interim Chief Executive Officer are described in the “Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Awards Table” section of this Proxy Statement. Bonus amounts paid to Mr. Mallon and Mr. Bonello were provided for in each of their respective separation agreements and details regarding these amounts are described in the “Employment Agreements and Potential Payments Upon Termination or Change in Control” section of this Proxy Statement. In 2022, bonus opportunities and outcomes for the Named Executive Officers currently employed by the Company were as follows:

Named Executive Officer	Target Bonus (% of annual salary)	Maximum Bonus (% of annual salary)	Actual Bonus (% of annual salary)	Actual Bonus (% of target)

Christopher Smith (1)	100%	200%	46%	46%

Jeffrey Sherman (2)	—%	—%	—%	—%

Warren Stone (3)	—%	—%	—%	—%

Vishal Sikri (4)	50%	50%	50%	100%

Dr. Shashikant Kulkarni (5)	50%	100%	42%	83%

(1) Mr. Smith’s bonus was pro-rated to reflect his start date of August 2022.

(2) Mr. Sherman was not eligible for a bonus based on his December 2022 start date.

(3) Mr. Stone was not eligible for a bonus based on his November 2022 start date.

(4) Mr. Sikri’s bonus reflects the terms of his employment contract which provided for a 100% payout for 2022.

(5) Dr. Kulkarni’s bonus was pro-rated to reflect his March 2022 start date.

In the first quarter of 2022, the Culture and Compensation Committee approved the performance metrics and associated goals for the 2022 annual incentive plan. Consistent with prior years, corporate performance was tied to financial performance (revenue and Adjusted EBITDA) and our Strategic Critical Success Factors. All participants, including the Named Executive Officers, also had a component of their annual cash bonus contingent on individual performance. The relative weightings reflect the role of each Named Executive Officer and the areas on which they are able to have the most influence and impact. The inclusion of a shared corporate performance component reflects the importance of our senior management working collectively as a team to deliver results and their shared accountability to our stockholders.

The weight of each measure for 2022 was as follows:

	Corporate Performance			Individual Performance

Named Executive Officer	Revenue	Adjusted EBITDA	Strategic Critical Success Factors	Individual Goals

Christopher Smith	18%	45%	27%	10%

Jeffrey Sherman	—%	—%	—%	—%

Warren Stone	—%	—%	—%	—%

Vishal Sikri	10%	25%	15%	50%

Dr. Shashikant Kulkarni	10%	25%	15%	50%

Individual Performance

The individual performance components of the MIP include specific goals for each Named Executive Officer.

Our Culture and Compensation Committee approved the Chief Executive Officer’s recommendations for the individual performance of executives (other than the Chief Executive Officer). The individual performance assessment of the Chief Executive Officer was approved based on an evaluation of performance by the Culture and Compensation Committee. Individual performance assessments were based on individual goals and some of the key achievements of the Named Executive Officers included the following:

Named Executive Officer	Key Achievements	Individual Performance Factor Weighting (% of annual salary)

Christopher Smith	Aggressive build-out of high-caliber leadership and stabilization of transformational company culture. Strong business financial improvement and stabilization/foundation for growth.	10%

Jeffrey Sherman	Not applicable.	—%

Warren Stone	Not applicable.	—%

Vishal Sikri	Over-performance versus both Pharma-specific and Inivata revenue and adjusted EBITDA targets.	50%

Dr. Shashikant Kulkarni	Significant process and pipeline improvements (including launches) associated with NGS.	50%

The combination of corporate and individual performances resulted in the following awards based on 2022 performance:

Named Executive Officer	Actual Bonus ($)	Target Bonus($)(1)	Actual Bonus (% of annualized salary)	Actual Bonus (% of target)

Christopher Smith(2)	455,438	379,121	46%	120%

Jeffrey Sherman(3)	—	—	—%	—%

Warren Stone(4)	—	—	—%	—%

Vishal Sikri(5)	255,000	255,000	50%	100%

Dr. Shashikant Kulkarni(6)	187,437	184,822	42%	101%

(1) Reflects pro-rated amounts.

(2) Mr. Smith’s bonus was pro-rated to reflect his start date of August 2022.

(3) Mr. Sherman was not eligible for a bonus based on his December 2022 start date.

(4) Mr. Stone was not eligible for a bonus based on his November 2022 start date.

(5) Mr. Sikri’s bonus reflects the terms of his employment contract which provided for a 100% payout for 2022.

(6) Dr. Kulkarni’s bonus was pro-rated to reflect his March 2022 start date.

2022 Long-Term Incentive Awards

Annual 2022 long-term incentive (“LTI”) awards to our Named Executive Officers were made in the form of a combination of stock option awards, time-based restricted stock and/or performance-based restricted stock subject to a market condition (the “Performance Stock”). This directly reflects our strategy and, in turn, our compensation philosophy by delivering an appropriate balance of retention and motivation to deliver strong strategic performance, with a view to long-term value creation for our stockholders. The Culture and Compensation Committee views stock option awards as a performance-based incentive given the inherent requirement for stock price appreciation for awards to yield value. The Culture and Compensation Committee also considers it appropriate to grant restricted stock awards to our Named Executive Officers because it provides a degree of retention in our LTI program. This aligns with one of the goals of our compensation philosophy, which is to attract and retain our highly skilled management team.

The amount of LTI awards granted to each Named Executive Officer is determined based on individual performance, potential future contributions, market competitiveness, and other factors. Our Culture and Compensation Committee reviews our LTI awards against LTI awards of our peer group and also reviews the overall total compensation of our executive officers against our peer group. On average, annual LTI grant awards for our Named Executive Officers position their overall compensation at or around the median values of our peer group, in cases where there are comparable positions at the peer companies. Stock options and restricted stock awards generally vest ratably over four years from the date of grant, starting on the first anniversary of the date of grant subject to continued employment with the Company. The Performance Stock, all of which were granted to Mr. Sherman, vest ratably over four years from the date, based on the achievement an absolute total stockholder return, subject to continued employment with the Company. Further details of the awards granted to each of our Named Executive Officers are described under the section “Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Awards Table” of this Proxy Statement.

Other Elements of Compensation

Perquisites

We do not provide significant perquisites or personal benefits to Named Executive Officers. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.

Benefits

Named Executive Officers are provided health benefits and participation in our 401(k) Plan. Under the 401(k) Plan NeoGenomics matches contributions at the rate of 100% of every dollar contributed up to 3% of the respective employee’s compensation and an additional 50% of every dollar contributed on the next 2% of compensation (4% maximum Company match).

Additional Information

Tax and Accounting Considerations

Section 162(m) of the Code generally limits the tax deductibility of compensation in excess of $1 million paid to certain current and former executive officers of a public company.

Consistent with its past practice, the Culture and Compensation Committee will design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, even if they are wholly or partially limited as to tax deductibility.

Culture and Compensation Committee Report

The members of the Company’s Culture and Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with NeoGenomics’ management and, based on such review and discussions, we have recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

MEMBERS OF THE CULTURE AND COMPENSATION COMMITTEE

Bruce Crowther, Chair

Michael Kelly

Lynn Tetrault

Executive Compensation Tables

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation awarded to, earned by and paid in all capacities, during the fiscal years ended December 31, 2022, 2021, and 2020 (or shorter period of employment, as applicable), by the principal executive officers, principal financial officers, and our three other most highly compensated executive officers in 2022, together “Named Executive Officers”:

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Award (2) ($)	Option Award (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)

Christopher Smith (5) Director and Chief Executive Officer	2022 2021 2020	346,154 — —	— — —	7,600,000 — —	4,250,000 — —	455,438 — —	2,146,930 — —	14,798,522 — —

Lynn Tetrault (6) Former Interim Chief Executive Officer and Current Chair of the Board of Directors	2022 2021 2020	391,184 — —	— — —	126,000 — —	54,000 — —	1,500,000 — —	— — —	2,071,184 — —

Mark Mallon (7) Former Director and Former Chief Executive Officer	2022 2021 2020	171,346 487,981 —	— — —	3,661,641 7,750,000 —	2,285,869 2,750,000 —	— — —	1,577,000 83,974 —	7,695,856 11,071,955 —

Jeffrey Sherman (8) Chief Financial Officer	2022 2021 2020	16,154 — —	250,000 — —	1,500,000 — —	1,500,000 — —	— — —	— — —	3,266,154 — —

William Bonello (9) Former Chief Financial Officer	2022 2021 2020	462,115 — —	— — —	330,802 — —	76,964 — —	— — —	682,500 — —	1,552,381 — —

Warren Stone (10) President, Clinical Services	2022 2021 2020	40,385 — —	350,000 — —	1,000,000 — —	1,000,000 — —	— — —	— — —	2,390,385 — —

Vishal Sikri (11) President, Advanced Diagnostics	2022 2021 2020	294,231 — —	500,000 — —	1,250,000 — —	1,250,000 — —	255,000 — —	12,750 — —	3,561,981 — —

Dr. Shashikant Kulkarni (12) Chief Scientific Officer and Executive Vice President of Research & Development	2022 2021 2020	354,808 — —	100,000 — —	1,000,000 — —	1,000,000 — —	187,437 — —	27,000 — —	2,669,245 — —

(1)	Amounts shown for Mr. Sherman, Mr. Stone, Mr. Sikri and Dr. Kulkarni consist of a one-time signing bonus.
(2)

Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to restricted stock awards (based on the closing price of our common stock on the day prior to the grant date) and stock option awards granted to the Named Executive Officers. The amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date.

See Item 8, Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 24, 2023, for a description of the valuation methodology of stock and option awards.

For Mr. Mallon and Mr. Bonello, the amounts included for 2022 in the “Stock Award” and “Option Award” columns include the incremental fair value computed in accordance with ASC Topic 718 of restricted stock and option awards associated with the accelerated vesting of awards in connection with each of their terminations of employment.

In 2022, Mr. Sherman was granted performance-based restricted stock subject to a market condition (the “Performance Stock”). Under SEC rules, the Performance Stock is valued based on the probable outcome of the market condition associated with these awards, which was determined to be probable at December 31, 2022. The grant date fair value of the Performance Stock, assuming that the market condition associated with these awards were achieved in full, was $1.0 million and is included in the table above. Further details of the Performance Stock granted to Mr. Sherman are described under the section “Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Awards Table” below.

(3)	Amounts shown consist of awards based on performance under our MIP for each respective year.
(4)

Perquisites and other personal benefits for a Named Executive Officer are excluded if the total value of all of such perquisites and personal benefits is less than $10,000. The table below shows the components of the All Other Compensation column shown above for 2022:

Named Executive Officer	Relocation Allowance(a) $	Severance(b) $	Retirement Plan Company Contribution(c) $	Total All Other Compensation $

Christopher Smith	2,146,930	—	—	2,146,930

Lynn Tetrault	—	—	—	—

Mark Mallon	—	1,550,000	27,000	1,577,000

Jeffrey Sherman	—	—	—	—

William Bonello	—	682,500	—	682,500

Warren Stone	—	—	—	—

Vishal Sikri	—	—	12,750	12,750

Dr. Shashikant Kulkarni	—	—	27,000	27,000

(a)	The amounts in this column represent payments to Mr. Smith for a relocation allowance pursuant to his employment agreement.
(b)	The amounts in this column represent payments to Mr. Mallon and Mr. Bonello for severance payments pursuant to each of their separation agreements.
(c)

The amounts in this column, represent our matching contributions allocated to each of the named executive officers who participated in the Company’s 401(k) retirement savings plan in 2022. All such matching contributions were fully vested upon contribution.

(5)	Mr. Smith joined the Company as Chief Executive Officer and Director in August 2022. On an annualized basis his salary would have been $1.0 million in 2022.
(6)

Effective March 28, 2022, in connection with Mr. Mallon’s termination as Chief Executive Officer and resignation from the Board, Ms. Tetrault was appointed Executive Chair of the Board. In such role, Ms. Tetrault functioned as the Company’s principal executive officer. Effective May 12, 2022, Ms. Tetrault was appointed Chair of the Board and Interim Chief Executive Officer. Effective August 15, 2022, upon the appointment of Mr. Smith as Chief Executive Officer, Ms. Tetrault resumed the position of non-executive Chair of the Board. The table below shows the components of the compensation earned by Ms. Tetrault earned with respect to her service as a director of the Company in 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)

Lynn Tetrault	91,380	126,000	54,000	271,380

(7)	Mr. Mallon terminated as Chief Executive Officer and resigned as a member of the Board, effective March 28, 2022. On an annualized basis his salary would have been $775,000 in 2022.
(8)	Mr. Sherman joined the Company as Chief Financial Officer in December 2022. On an annualized basis his salary would have been $525,000 in 2022.
(9)	Mr. Bonello stepped down as Chief Financial Officer, effective December 7, 2022. On an annualized basis his salary would have been $455,000 in 2022.
(10)	Mr. Stone joined the Company as President, Clinical Services in November 2022. On an annualized basis his salary would have been $525,000 in 2022.
(11)

Mr. Sikri joined NeoGenomics in May 2022 as the Company’s President and Chief Commercial Officer, Inivata Division. In June 2022, he was appointed President, Pharma Services and President and Chief Commercial Officer, Inivata. Subsequently, in January 2023, he was appointed President, Advanced Diagnostics. On an annualized basis his salary would have been $510,000 in 2022.

(12)

Dr. Kulkarni joined the company in March 2022 as Executive Vice President for Research & Development and Chief Scientific Officer. In June 2022, Dr. Kulkarni was appointed as Chief Scientific Officer and President, Laboratory Operations. Subsequently, in January 2023, he was appointed as Chief Scientific Officer and Executive Vice President of Research & Development. On an annualized basis his salary would have been $450,000 in 2022.

Grants of Plan-Based Awards

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2022, to each of our Named Executive Officers:

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (1) ($)			Estimated Future Payouts Under Equity Incentive Plan (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price per Share of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Christopher Smith (4) Director and Chief Executive Officer	8/15/22	—	379,121	758,242	—	—	—	265,452	—	—	3,350,000
	8/15/22	—	—	—	—	—	—	336,767	—	—	4,250,000
	8/15/22	—	—	—	—	—	—	—	694,444	12.62	4,250,000

Lynn Tetrault (5) Former Interim Chief Executive Officer and Current Chair of the Board of Directors	6/10/22	—	—	—	—	—	—	15,556	—	—	126,000
	6/10/22	—	—	—	—	—	—	—	13,882	8.10	54,000

Mark Mallon (6) Former Director and Former Chief Executive Officer	3/01/22	—	—	—	—	—	—	142,457	—	—	3,050,000
	3/01/22	—	—	—	—	—	—	—	347,777	21.41	3,050,000
	3/28/22	—	—	—	—	—	—	142,302	—	—	3,661,641
	3/28/22	—	—	—	—	—	—		237,960	(6)	2,285,869

Jeffrey Sherman (7) Chief Financial Officer	12/05/22	—	—	—	—	—	—	44,603	—	—	500,000
	12/05/22	—	—	—	—	89,206	—	—	—	—	1,000,000
	12/05/22	—	—	—	—	—	—	—	249,169	11.62	1,500,000

William Bonello (8) Former Chief Financial Officer	3/01/22	—	—	—	—	—	—	40,869	—	—	875,000
	3/01/22	—	—	—	—	—	—	—	99,772	21.41	875,000
	4/01/22	—	—	—	—	—	—	82,305	—	—	1,000,000
	12/31/22	—	—	—	—	—	—	55,870	—	—	330,802
	12/31/22	—	—	—	—	—	—	—	50,679	(8)	76,964

Warren Stone (9) President, Clinical Services	12/01/22	—	—	—	—	—	—	89,206	—	—	1,000,000
	12/01/22	—	—	—	—	—	—	—	166,113	11.21	1,000,000

Vishal Sikri (10) President, Advanced Diagnostics	6/01/22	—	255,000	255,000	—	—	—	148,455	—	—	1,250,000
	6/01/22	—	—	—	—	—	—	—	319,112	8.42	1,250,000

Dr. Shashikant Kulkarni (11) Chief Scientific Officer and Executive Vice President of Research & Development	4/01/22	—	184,822	369,643	—	—	—	61,728	—	—	750,000
	4/01/22	—	—	—	—	—	—	—	132,744	12.15	750,000
	8/01/22	—	—	—	—	—	—	24,704	—	—	250,000
	8/01/22	—	—	—	—	—	—	—	51,653	10.12	250,000

(1)

The Fiscal Year 2022 annual bonus of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal year 2022 under the MIP. The actual amount earned is reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column.

(2)

Mr. Sherman received a sign on equity award worth approximately $3.0 million in the form of an inducement award, $1.5 million of which will be in the form of restricted stock and $1.5 million of which will be in the form of stock options. $1.0 million of the restricted stock portion of the award will vest based on an increase of at least 20% in the Company’s absolute total stockholder return (the “Absolute TSR Goal”) in the 12-month period commenced December 7, 2022 and ending on December 6, 2023. Provided that this market condition is met, this portion of the award will vest in four equal annual installments beginning on December 7, 2023, subject to Mr. Sherman’s continued employment through each applicable vesting date.

(3)

Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in Item 8, Note 2. Summary of Significant Accounting Policies, to our Consolidated Financial Statements of our Annual Report on Form 10-K as filed with the SEC on February 24, 2023, for a description of the valuation methodology of stock and option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.

(4)	Mr. Smith joined the Company as Chief Executive Officer and Director in August 2022.
(5)

Effective March 28, 2022, Ms. Tetrault was appointed Executive Chair of the Board. In such role, Ms. Tetrault functioned as the Company’s principal executive officer. Effective May 12, 2022, Ms. Tetrault was appointed Interim Chief Executive Officer and continued her role as Chair of the Board. Effective August 15, 2022, upon the appointment of Mr. Smith as Chief Executive Officer, Ms. Tetrault resumed her role as non-executive Chair of the Board.

(6)

Mr. Mallon terminated as Chief Executive Officer on March 28, 2022. On March 28, 2022, the Culture and Compensation Committee authorized the accelerated vesting of 86,944 and 151,016 shares at exercise prices of $21.41 and $49.34, respectively.

(7)	Mr. Sherman joined the Company as Chief Financial Officer in December 2022.
(8)

Mr. Bonello terminated as Chief Financial Officer on December 7, 2022. Effective, December 31, 2022, the Culture and Compensation Committee authorized the accelerated vesting of 10,292, 24,943, 9,379 and 6,155 shares at exercise prices of $19.60, $21.41, $28.33 and $53.17, respectively.

(9)	Mr. Stone joined the Company as President, Clinical Services in November 2022.
(10)

Mr. Sikri joined NeoGenomics in May 2022 as the Company’s President and Chief Commercial Officer, Inivata Division. In June 2022, he was appointed President, Pharma Services and President and Chief Commercial Officer, Inivata. Subsequently, in January 2023, he was appointed President, Advanced Diagnostics. Mr. Sikri’s bonus reflects the terms of his employment contract which provided for a 100% payout for 2022.

(11)

Dr. Kulkarni joined the company in March 2022 as Executive Vice President for Research & Development and Chief Scientific Officer. In June 2022, Dr. Kulkarni was appointed as Chief Scientific Officer and President, Laboratory Operations. Subsequently, In January 2023, he was appointed as Chief Scientific Officer and Executive Vice President of Research & Development.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Awards Table

Throughout 2022, each of our Named Executive Officers, except for Mr. Mallon and Mr. Bonello were parties to employment agreements. The date of each employment agreement aligns with the start of their service to the Company. The severance payments and benefits to which each of our currently employed Named Executive Officers are entitled under the agreements currently in effect are described under the “Employment Agreements and Potential Payments Upon Termination or Change in Control” section of this Proxy Statement. The severance payments and benefits paid or to be paid to Mr. Mallon and Mr. Bonello pursuant to their respective separation agreements are described under the section “Timing of Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Mr. Smith’s employment agreement and subsequent amendment to the employment agreement was entered into in connection with his employment on August 15, 2022 and, pursuant to such agreement, Mr. Smith was entitled to an initial base salary of $1.0 million and a target annual incentive bonus equal to 100% of his base salary. Mr. Smith was also entitled to a relocation benefit of up to $1.2 million, which was grossed up for tax purposes so that the economic benefit was the same as if such payment or benefits were provided on a non-taxable basis. Mr. Smith is also eligible to participate in our employee benefit plans. Further, Mr. Smith’s employment agreement provided that he receive a sign-on inducement equity award worth approximately $11.85 million, which included an annual equity award of $8.5 million, and a sign-on equity award of $3.35 million and consisted of $7.6 million of restricted shares and $4.25 million of stock options. $4.25 million of the restricted shares and the stock options each vest ratably over a period of four years from the date of grant, subject to Mr. Smith’s continued employment through each applicable vesting date. The remaining $3.35 million of restricted shares vest on the fourth anniversary of the grant date subject to Mr. Smith’s continued employment through the vesting date.

Ms. Tetrault entered into an agreement with the Company in connection with her role as Executive Chair and Principal Executive Officer effective April 19, 2022 and, pursuant to such agreement, as of March 28, 2022, Ms. Tetrault was entitled to an initial base salary of $800,000 and additional compensation to be determined by the Culture and Compensation Committee of the Board. The amount of such additional compensation, if awarded, was to be between $500,000 and $2.0 million. In February 2023, the Culture and Compensation Committee, excluding Ms. Tetrault, agreed to award $1.5 million to Ms. Tetrault for her service as Executive Chair and Principal Executive Officer. Ms. Tetrault was not eligible to participate in our employee benefit plans. During 2022, when not acting as Executive Chair and Principal Executive Officer, Ms. Tetrault was also entitled to compensation for her service on the Board. In connection with her service on the Board, Ms. Tetrault earned compensation of $91,380 and an annual equity grant of $180,000 which consisted of $126,000 of restricted shares and $54,000 of stock options. These awards vest on June 10, 2023.

Mr. Sherman’s employment agreement was entered into in connection with his employment effective December 7, 2022 and, pursuant to such agreement, Mr. Sherman was entitled to an initial base salary of $525,000 and a target annual incentive bonus equal to 70% of his base salary. Mr. Sherman was also entitled to receive a cash sign-on bonus of $250,000 and is eligible to participate in our employee benefit plans. Further, Mr. Sherman received a sign on equity award worth approximately $3.0 million in the form of an inducement award, $1.5 million of which will be in the form of restricted stock and $1.5 million of which will be in the form of stock options. $1.0 million of the restricted stock portion of the award is Performance Stock and will vest based on a market condition of at least a 20% increase in the Company’s absolute total stockholder return (the “Absolute TSR Goal”) in the 12-month period commenced December 7, 2022 and ending on December 6, 2023. Provided that this market condition is met, the Performance Stock will vest in four equal annual installments beginning on December 7, 2023, subject to Mr. Sherman’s continued employment through each applicable vesting date. If the Absolute TSR Goal is not achieved as of December 6, 2023, no shares of restricted stock subject to the market condition will become vested. The remaining $500,000 of restricted stock and the $1.5 million of stock options granted will vest in four equal annual installments, subject to Mr. Sherman’s continued employment through each applicable vesting date.

Mr. Stone’s employment agreement was entered into as of November 2, 2022 and, pursuant to such agreement, he was entitled to an initial base salary of $525,000 and a target annual incentive bonus equal to 50% of his base salary. Mr. Stone was also entitled to receive a cash sign-on bonus of $350,000 and is eligible to participate in our employee benefit plans. The employment agreement also provided that he receive an equity grant in the amount of $2.0 million which consisted of $1.0 million of restricted shares and $1.0 million of stock options, each vesting ratably over a period of four years from the date of grant, subject to Mr. Stone’s continued employment through each applicable vesting date.

Mr. Sikri’s employment agreement was entered into as of May 23, 2022 and, pursuant to such agreement, he was entitled to an initial base salary of $510,000 and a target annual incentive bonus equal to 50% of his base salary. The employment agreement also provided a 100% payout of Mr. Sikri’s annual incentive bonus for 2022. Mr. Sikri was also entitled to receive a cash sign-on bonus of $500,000 and is eligible to participate in our employee benefit plans. The employment agreement also provided that he receive a new-hire equity grant and additional equity grant in the amounts of $1.1 million, and $445,000, respectively. The value of these awards were split equally between restricted shares and stock options, with each vesting ratably over a period of two years from the date of grant, subject to Mr. Sikri’s continued employment through each applicable vesting dates. In addition, the employment agreement provided that he receive an additional equity grant in the amount of $1.0 million, split equally between restricted shares and stock options, vesting ratably over a period of four years from the date of grant, subject to Mr. Sikri’s continued employment through each applicable vesting date.

Dr. Kulkarni’s employment agreement was entered into as of January 31, 2022 and, pursuant to such agreement, he was entitled to an initial base salary of $450,000 and a target annual incentive bonus equal to 50% of his base salary. Dr. Kulkarni was also entitled to receive a cash sign-on bonus of $100,000 and is eligible to participate in our employee benefit plans. The employment agreement also provided that he receive a new-hire equity grant and additional equity grant in the amounts of $1.0 million, and $500,000, respectively. The value of these awards were split equally between restricted shares and stock options, with each vesting ratably over a period of four years from the date of grant, subject to Dr. Kulkarni’s continued employment through each applicable vesting dates. In addition, in August 2022, the Culture and Compensation Committee awarded Dr. Kulkarni a one-time equity grant in the amount of $500,000, the value of which was split equally between restricted shares and stock options, with each vesting ratably over a period of four years from the date of grant, subject to Dr. Kulkarni’s continued employment through each applicable vesting date.

Options Exercised and Stock Vested

The options exercised by and stock vested for our Named Executive Officers during the year ended December 31, 2022, were as follows:

	Stock Option Awards		Restricted Stock Awards

Name Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Christopher Smith	—	—	—		—

Lynn Tetrault	3,334	5,401	3,919		31,204

Mark Mallon	—	—	142,302	(1)	2,503,092

Jeffrey Sherman	—	—	—		—

William Bonello	56,097	102,247	67,229	(1)	671,711

Warren Stone	—	—	—		—

Vishal Sikri	—	—	—		—

Dr. Shashikant Kulkarni	—	—	—		—

(1)	Shares were withheld to cover tax withholding obligations in connection with these exercises. The number of shares reported represents the gross number before the withholding of such shares.

Outstanding Equity Awards at December 31, 2022

The following table sets forth information with respect to outstanding equity awards held by our Named Executive Officers as of December 31, 2022:

Stock Option Awards								Restricted Stock Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested(1) ($)

Christopher Smith Director and Chief Executive Officer	8/15/22	—	694,444	(2)	—	12.62	8/15/29	336,767	3,111,727	(3)
	8/15/22	—	—		—	—	—	265,452	2,452,776	(6)

Lynn Tetrault Former Interim Chief Executive Officer and Current Chair of the Board of Directors	6/01/18	1,507	—		—	11.60	6/01/23	—	—
	6/06/19	2,136	—		—	22.52	6/06/26	—	—
	5/28/20	3,448	—		—	28.54	5/28/27	—	—
	6/02/21	3,714	—		—	40.90	6/02/28	—	—
	10/11/21	972	—		—	41.76	10/11/28	—	—
	6/10/22	—	13,882	(5)	—	8.10	6/10/29	15,556	143,737	(4)

Mark Mallon Director and Chief Executive Officer	3/28/22	86,944	—	(7)	—	21.41	3/28/25	—	—
	3/28/22	151,016	—	(7)	—	49.34	3/28/25	—	—

Jeffrey Sherman Chief Financial Officer	12/05/22	—	249,169	(2)	—	11.62	12/05/29	44,603	412,132	(3)
	12/05/22	—	—		—	—	—	89,206	824,263	(8)

William Bonello Former Chief Financial Officer	12/31/22	10,292	—	(9)	—	19.60	3/31/23	—	—
	12/31/22	6,155	—	(9)	—	53.17	3/31/23	—	—
	12/31/22	9,379	—	(9)	—	28.33	3/31/23	—	—
	12/31/22	24,943	—	(9)	—	21.41	3/31/23	—	—

Warren Stone President, Clinical Services	12/01/22	—	166,113	(2)	—	11.21	12/01/29	89,206	824,263	(3)

Vishal Sikri President, Advanced Diagnostics	6/01/22	—	125,313	(2)	—	8.42	6/01/29	59,382	548,690	(3)
	6/01/22	—	193,799	(10)	—	8.42	6/01/29	89,073	823,035	(11)

Dr. Shashikant Kulkarni Chief Scientific Officer and Executive Vice President of Research & Development	4/01/22	—	132,744	(2)	—	12.15	4/01/29	61,728	570,367	(3)
	8/01/22	—	51,653	(2)	—	10.12	8/01/29	24,704	228,265	(3)

(1)	Market value based on the closing stock price of $9.24 at December 31, 2022.
(2)	Option awards vest ratably over four years commencing one year after date of grant.
(3)	Restricted stock awards vest ratably over four years commencing one year after date of grant.
(4)	Restricted stock awards vest on the first anniversary of the date of grant.
(5)	Option awards vest on the first anniversary of the date of grant.
(6)	Restricted stock awards vest on the fourth anniversary of the date of grant.
(7)

Mr. Mallon terminated as Chief Executive Officer on March 28, 2022. On March 28, 2022, the Culture and Compensation Committee authorized the accelerated vesting of 86,944 and 151,016 shares at exercise prices of $21.41 and $49.34, respectively.

(8)

Restricted stock awards will vest based on the Absolute TSR Goal in the 12-month period commenced December 7, 2022 and ending on December 6, 2023. Provided that this market condition is met, this portion of the award will vest in four equal annual installments beginning on December 7, 2023, subject to Mr. Sherman’s continued employment through each applicable vesting date.

(9)

Mr. Bonello terminated as Chief Financial Officer on December 7, 2022. On December 31, 2022, the Culture and Compensation Committee authorized the accelerated vesting of 10,292, 24,943, 9,379 and 6,155 shares at exercise prices of $19.60, $21.41, $28.33 and $53.17, respectively.

(10)	Option awards vest ratably over two years commencing one year after date of grant.
(11)	Restricted stock awards vest ratably over two years commencing one year after date of grant.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts that contain provisions for payment of severance upon termination by either the Company without cause or the executive for good reason, or terminations occurring during a change of control period. General terms under these arrangements for each of our currently employed Named Executive Officers are described below.

Mr. Mallon’s Separation Payments

In connection with Mr. Mallon termination as Chief Executive Officer, Mr. Mallon and the Company entered into a Separation Agreement dated as of March 28, 2022 (the “Mallon Separation Agreement”). Pursuant to the Mallon Separation Agreement, the Company paid or will pay Mr. Mallon (i) $775,000, which is equal to twelve (12) months of base salary; (ii) $775,000, which is equal to his target annual bonus; (iii) payment of premiums for healthcare coverage through the federal law commonly known as “COBRA” until the earliest of (a) twelve (12) months post-termination, (b) the date Mr. Mallon and his eligible dependents cease to be eligible for such coverage under applicable law or plan terms or (c) the date at which Mr. Mallon obtains health coverage from another employer; and (iv) reimbursement for certain relocation and housing costs.

The base salary payments were made in accordance with the Company’s regular payroll practices, with the first payment (i) made on the Company’s next regular payday following the expiration of sixty (60) calendar days from March 28, 2022 (the “Mallon Separation Date”), and (ii) to be retroactive to the day following the Mallon Separation Date. The target annual bonus was paid in a lump sum payment on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Mallon Separation Date.

In addition, in accordance with the Mallon Separation Agreement, (i) the unvested portion of the buyout equity awards fully vested as of the separation date, and (ii) the portion of any other outstanding time-based equity awards held by Mr. Mallon that would have vested by their terms in the twelve (12)-month period following the separation date had Mr. Mallon remained continuously employed vested as of the separation date, with the remaining portion of each such award terminating on the separation date. This resulted in accelerated vesting of 142,302 previously granted time-vesting restricted stock awards and 237,960 previously granted time-based vesting stock option awards. The total dollar value of these awards was approximately $3.7 million and $2.3 million, respectively. These amounts are included in the Summary Compensation Table above. For a period of thirty-six (36) months following the separation date, Mr. Mallon may exercise any options to purchase common stock of the Company that were vested as of the separation date, after which period any then-outstanding and unexercised stock options will automatically terminate.

Mr. Bonello’s Separation Payments

In connection with Mr. Bonello termination as Chief Financial Officer, Mr. Bonello and the Company entered into a Separation Agreement dated as of December 20, 2022 (the “Bonello Separation Agreement”). Pursuant to the Bonello Separation Agreement, the Company will pay Mr. Bonello (i) $455,000, which is equal to twelve (12) months of base salary; (ii) $227,500, which is equal to his target annual bonus; and (iii) payment of premiums for healthcare coverage through the federal law commonly known as “COBRA” until the earliest of (a) the end of the severance period, (b) the date Mr. Bonello and his eligible dependents cease to be eligible for such coverage under applicable law or plan terms, and (c) the date that you obtain health coverage from another employer.

The base salary payments will be made in accordance with the Company’s regular payroll practices, with the first payment (i) made on the Company’s next regular payday following the expiration of sixty

(60) calendar days from December 31, 2022 (the “Bonello Separation Date”), and (ii) to be retroactive to the day following the Bonello Separation Date. The target annual bonus will be payable in a lump sum payment on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Bonello Separation Date.

In addition, the remaining portion of Mr. Bonello’s 2021 retention bonus, in the amount of $100,000, immediately vested as of December 31, 2022 and was payable in accordance with the terms and conditions set forth in the retention bonus letter. Also pursuant to the Bonello Separation Agreement, (i) the unvested portion of portion of any time-based equity awards that would have vested by their terms in the twelve (12)-month period following the separation date had Mr. Bonello remained continuously employed became vested as of the separation date, with the remaining portion of each such award terminating on the separation date, and (ii) with respect to the shares of restricted stock granted as the Office of the CEO award, a portion of restricted stock granted to Mr. Bonello became vested as of the separation date, with the remaining portion of the shares of restricted stock granted as the Office of the CEO terminating on the separation date. These vesting terms resulted in accelerated vesting of 55,870 previously granted time-vesting restricted stock awards and 50,769 previously granted time-based vesting stock option awards. The total dollar value of these awards was approximately $0.3 million and $77 thousand, respectively. These amounts are included in the Summary Compensation Table above. For a period of three (3) months following the separation date, Mr. Bonello may exercise any options to purchase common stock of the Company that were vested as of the separation date, after which period any then-outstanding and unexercised stock options will automatically terminate.

Potential Payments Upon Termination

In the event of termination of an executive’s employment by either the Company without cause or the executive for good reason, under the employment and service agreements as currently in effect, the Company will provide the following in addition to final compensation:

•	an amount equal to one times the executive’s annual base salary,

•	an amount equal to the executive’s target bonus,

•	reimbursement of COBRA premiums for up to 12 months following the executive’s termination, and

•	accelerated vesting of time-based equity awards outstanding at the time of the executive’s termination that would have continued to vest for the following 12 months.

The following table presents estimated amounts that would be payable or provided to the below Named Executive Officers if employment were terminated by either the Company without cause or the executive for good reason at December 31, 2022:

	Benefits and Payments Upon Termination

Named Executive Officer	Base Salary ($)	Target Bonus ($)	Benefits(1) ($)

Christopher Smith	1,000,000	1,000,000	35,000

Jeffrey Sherman	525,000	367,500	35,000

Warren Stone	525,000	262,500	3,000

Vishal Sikri	510,000	255,000	11,000

Dr. Shashikant Kulkarni	450,000	225,000	6,000

(1)	Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months. Amounts vary based on elected benefits for each executive.

The following table presents accelerated vesting for certain equity awards outstanding at the time of the executive’s termination for each Named Executive Officer, if employment were terminated by either the Company without cause or the executive for good reason at December 31, 2022:

	Vesting Upon Termination

Named Executive Officer	Unvested Stock Option (#)	Stock Option Awards Estimated Benefit (1) ($)	Unvested Restricted Stock (#)	Restricted Stock Estimated Benefit (1) ($)

Christopher Smith	173,611	—	84,191	777,925

Jeffrey Sherman	62,292	—	33,451	309,087

Warren Stone	41,528	—	22,301	206,061

Vishal Sikri	128,227	105,146	59,381	548,680

Dr. Shashikant Kulkarni	46,099	—	21,608	199,658

(1) Estimated benefit based on the closing stock price of $9.24 at December 31, 2022.

Potential Payments Upon Change in Control

In the event of termination during the three-month period prior to or the twenty-four month period following a change in control (“Change in Control Period”), the general terms of these arrangements are as follows:

In the event of termination of an executive’s employment by either the Company without cause or the executive for good reason during a Change in Control Period, the Company will provide the following in addition to final compensation:

•

in the case of the Chief Executive Officer, an amount equal to the Chief Executive’s base salary times three and in the case of an executive other than the Chief Executive Officer, an amount equal to the executive’s base salary times two;

•	an amount equal to the executive’s target bonus;

•	reimbursement of COBRA premiums for up to 12 months following the executive’s termination;

•	accelerated vesting of all unvested equity awards outstanding at the time of the executive’s termination;

The following table presents estimated amounts that would be payable or provided to these Named Executive Officers if employment were terminated due to a change in control at December 31, 2022:

	Benefits and Payments Due to Change in Control

Named Executive Officer	Base Salary ($)	Target Bonus ($)	Benefits ($) (1)

Christopher Smith	3,000,000	1,000,000	35,000

Jeffrey Sherman	1,050,000	367,500	35,000

Warren Stone	1,050,000	262,500	3,000

Vishal Sikri	510,000	255,000	11,000

Dr. Shashikant Kulkarni	450,000	225,000	6,000

(1) Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months. Amounts vary based on elected benefits for each executive.

The following table presents accelerated vesting for certain equity awards outstanding to these Named Executive Officers if employment were terminated due to a change in control at December 31, 2022:

	Vesting Due to Change in Control

Named Executive Officer	Unvested Stock Option (#)	Stock Option Awards Estimated Benefit (1) ($)	Unvested Restricted Stock (#)	Restricted Stock Estimated Benefit (1) ($)

Christopher Smith	694,444	—	602,219	5,564,504

Jeffrey Sherman	249,169	—	133,809	1,236,395

Warren Stone	166,113	—	89,206	824,263

Vishal Sikri	319,112	261,672	148,455	1,371,724

Dr. Shashikant Kulkarni	184,397	—	86,432	798,632

(1) Estimated benefit based on the closing stock price of $9.24 at December 31, 2022.

Timing of Potential Payments Upon Termination or Change in Control

The timing of severance payments is subject to certain terms and conditions contained within each Named Executive Officer’s agreement. For a complete description of these terms and conditions please refer to Exhibit 10.9, Form of Executive Employment Agreement between NeoGenomics, Inc. and each of its executive officers, as incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Chief Executive Officer Pay Ratio

The following table sets forth the pay ratio of NeoGenomics’ Chief Executive Officer, Christopher M. Smith, to that of NeoGenomics’ approximate median employee total compensation for the year ended December 31, 2022.

Chief Executive Officer total compensation in 2022(1)	$14,798,522

Median employee approximate total compensation in 2022	$82,000

Ratio of Chief Executive Officer compensation to median employee total compensation	181:1

(1)

In regards to our Chief Executive Officer’s compensation, included in the total compensation for 2022, are one-time inducement equity grants and relocation payments in the amounts of $11.85 million and $2.1 million, respectively.

To determine the median employee compensation, we analyzed all of NeoGenomics’ employees, excluding the Chief Executive Officer, including all active full-time, part-time, and per diem employees. We annualized wages and salaries for employees that were not employed for the full year. We used annualized total gross amount of salary, wages, and other compensation, which—depending on the individual—could include items such as commissions, bonuses, overtime pay, and shift differentials as the compensation metric to determine the median employee. The compensation measure excluded the following pay elements: (i) grant date fair value of any stock awards granted; (ii) Company-paid 401(k) match; and (iii) Company-paid health insurance premiums. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our Chief Executive Officer in the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

2022 Pay
V
ersus
P
er
f
or
m
anc
e
T
abl
e

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for PEO (3)	Compensation Actually Paid to PEO (3)	Summary Compensation Table Total for PEO (4)	Compensation Actually Paid to PEO (4)

2022	$14,798,522	$11,330,664	$2,071,184	$1,951,681	$7,695,856	$(3,624,626)	Not a PEO	Not a PEO
2021	Not a PEO	Not a PEO	Not a PEO	Not a PEO	$11,479,855	$9,094,405	$7,227,002	$(3,903,431)
2020	Not a PEO	Not a PEO	Not a PEO	Not a PEO	Not a PEO	Not a PEO	$4,122,039	$14,718,158

Year	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (5)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Company-selected measure (Adjusted EBITDA) ($ millions) (7)
			Total Stockholder Return	Peer Group Total Stockholder Return (6)
2022	$2,688,029	$1,906,745	$32	$114	$(144)	$(48)
2021	$4,041,472	$2,553,526	$117	$126	$(8)	$(4)
2020	$972,616	$2,315,879	$184	$126	$4	$35

(1)	Reflects compensation for our Chief Executive Officer, Christopher Smith, who has served as our Principal Executive Officer (“PEO”) since August 15, 2022.
(2)	Reflects compensation for our Interim Chief Executive Officer, Lynn Tetrault, who served as our PEO from March 28, 2022 through August 14, 2022.
(3)	Reflects compensation for our Former Chief Executive Officer, Mark Mallon, who served as our PEO from April 19, 2021 through March 27, 2022.
(4)
Reflects compensation for our Former Chair of the Board and Chief Executive Officer, Douglas VanOort, who served as our PEO from January 1, 2021 through April 19, 2021 and for the full year ended December 31, 2020.

(5)
Reflects compensation for Kathryn McKenzie, Sharon Virag, Robert Shovlin, Douglas Brown, Lawrence Weiss in 2020, Kathryn McKenzie, George Cardoza, Halley Gilbert, Clive Morris in 2021 and Jeff Sherman, Bill Bonello, Warren Stone, Vishal Sikri, Dr. Shashikant Kulkarni in 2022, as shown in the Summary Compensation Table for each respective year.

(6)	Peer Group used for Total Stockholder Return comparisons reflects the Nasdaq Biotechnology Index.
(7)
We determined adjusted EBITDA, a
non-GAAP
measure, to be the most important financial performance measure used to link Company performance to Compensation Actually Paid (“CAP”) to our PEO and
Non-PEO
Named Executive Officers in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

To calculate the CAP for our PEOs and other Named Executive Officers the following adjustments were made to Summary Compensation Table total compensation:
Deductions and Additions to Summary Compensation Table Total

Year	Summary Compensation Table total	Deductions from Summary Compensation Table Total Pay	Additions to Summary Compensation Table Total Pay	Compensation Actually Paid

Chief Executive Officer serving as PEO - Christopher Smith

2022	$14,798,522	$11,850,000	$8,382,142	$11,330,664

Interim Chief Executive Officer serving as PEO - Lynn Tetrault

2022	$2,071,184	$180,000	$60,497	$1,951,681

Former Chief Executive Officer serving as PEO - Mark Mallon

2022	$7,695,856	$5,947,510	$(5,372,972)	$(3,624,626)

2021	$11,479,855	$10,500,000	$8,114,550	$9,094,405

Chief Executive Officer serving as PEO - Douglas VanOort

2021	$7,227,002	$6,577,675	$(4,552,758)	$(3,903,431)

2020	$4,122,039	$3,000,000	$13,596,119	$14,718,158

Average for other Named Executive Officers indicated above

2022	$2,688,029	$1,981,553	$1,200,269	$1,906,745

2021	$4,041,472	$3,350,000	$1,862,054	$2,553,526

2020	$972,616	$469,900	$1,813,164	$2,315,879

Detailed Equity Additions to Summary
C
ompensation
T
abl
e

Year	Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding	Addition of fair value at vesting date, of equity awards granted during the FY that vested during the FY	Addition of change in fair value at FY end versus prior FY end for awards granted in prior FY that remained outstanding	Addition of change in fair value at vesting date versus prior FY end for awards granted in prior FY that vested during the FY	Deduction of the fair value at the prior FY end for awards granted in prior FY that failed to meet their vesting conditions	Addition in respect of any dividends or other earnings paid during applicable FY prior to vesting date of underlying award	Total Equity Adjustments Reflect in Compensation Actually Paid

Chief Executive Officer serving as PEO - Christopher Smith

2022	$8,382,142	$—	$—	$—	$—	$—	$8,382,142

Interim Chief Executive Officer serving as PEO - Lynn Tetrault

2022	$210,599	$—	$(150,102)	$—	$—	$—	$60,497

Former Chief Executive Officer serving as PEO - Mark Mallon

2022	$—	$—	$—	$2,741,578	$(8,114,550)	$—	$(5,372,972)

2021	$8,114,550	$—	$—	$—	$—	$—	$8,114,550

Chief Executive Officer serving as PEO - Douglas VanOort

2021	$—	$—	$(4,381,981)	$11,265,258	$(11,436,035)	$—	$(4,552,758)

2020	$8,485,218	$9,145,571	$(4,034,670)	$—	$—	$—	$13,596,119

Average for other Named Executive Officers indicated above

2022	$1,458,012	$—	$(100,428)	$103,249	$(260,563)	$—	$1,200,269

2021	$2,720,213	$(488,131)	$(370,028)	$—	$—	$—	$1,862,054

2020	$1,329,346	$970,205	$(486,387)	$—	$—	$—	$1,813,164
Measurement date equity fair values are calculated with assumptions derived on a basis consistent with those used for grant date fair value purposes. Restricted stock awards are valued based on the stock price on the relevant measurement date. Performance stock awards are adjusted to reflect an accrued payout factor consistent with assumptions used for ASC 718 purposes, and the stock price on the relevant measurement date. Stock options are valued using a Black-Scholes option valuation model as at the relevant measurement date, using assumptions consistent with those used for the grant date fair value purposes. See footnotes to Summary Compensation Table above for additional information on valuation methods.
Compensation Actually Paid Versus Company Performance
The following charts visually represent the relationships between CAP to our PEOs, and the average for our non-PEO
Named Executive Officers, and select NeoGenomics financial performance measures.

Tabular List of Company Performance Measures
The following table alphabetically lists the measures we believe are most
important in linking compensation actually paid to company performance during 2022:

Adjusted EBITDA

Revenue
The two measures listed above are the only financial measures used in incentive plans linking performance to compensation actually paid for our Named Executive Officers
While NeoGenomics utilizes several performance measures to align executive compensation with our performance, all of those NeoGenomics measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
NeoGenomics is providing the following descriptions of the relationships between information presented in the Pay versus Performance table. Further details on these measures and how they feature in our compensation plans can be found in our Compensation Discussion & Analysis beginning on page 36.

Equity Compensation Plan Information
The following table provides information as of December 31, 2022, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders:

Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”) (1)	3,271,004	$17.67	4,868,198

Employee Stock Purchase Plan (“ESPP”) (2)	—	N/A	709,107

Equity compensation plans not approved by security holders:

Inducement Awards (3)	943,613	$12.36	—

Total	4,214,617		5,577,305

(1)
The Company’s Equity Incentive Plan was amended, restated and subsequently approved by a majority of stockholders on December 21, 2015, and amended and subsequently approved by a majority of stockholders on May 25, 2017, and then amended and subsequently approved by a majority of stockholders again on May 27, 2021. The most recent amendment increased the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Equity Incentive Plan to 25,625,000.

(2)
The Company’s Employee Stock Purchase Plan was amended, restated and subsequently approved by a majority of stockholders on June 6, 2013, and amended and subsequently approved by a majority of stockholders on May 25, 2017, amended and subsequently approved by a majority of stockholders again on June 1, 2018, and then amended and subsequently approved by a majority of stockholders again on June 2, 2022. The most recent amendment increased the maximum aggregate number of shares reserved and available for issuance under the Employee Stock Purchase Plan to 2,500,000.

(3)
Mr. Christopher M. Smith was appointed CEO effective August 15, 2022. Mr. Jeffrey S. Sherman was appointed CFO effective December 5, 2022. In connection with these appointments, the Company entered into a Form of Stand-Alone Inducement Restricted Stock Agreement and a Form of Stand-Alone Inducement Stock Option Agreement with Mr. Smith, and subsequently with Mr. Sherman (together, the “2022 Inducement Agreements”). The maximum aggregate number of shares reserved and available for issuance under the 2022 Inducement Agreements is 1,679,641.

Currently, the Company’s Equity Incentive Plan, as amended on May 27, 2021, and the Company’s ESPP, as amended on June 2, 2022, are the only equity compensation plans in effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 27, 2023, with respect to the beneficial ownership of our common stock by:

•	each person or group known by the Company to own beneficially more than five percent of the Company’s outstanding common stock;
•	each director and Named Executive Officer of the Company; and
•	the directors and executive officers of the Company as a group.

Title of Class	Name And Address Of Beneficial Owner (1)	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)

5% Stockholders

Common	BlackRock, Inc. (2)	21,932,623	17.2%

Common	The Vanguard Group (3)	13,674,745	10.7%

Common	Brown Advisory Incorporated (4)	6,337,008	5.0%

Directors and Named Executive Officers

Common	Lynn Tetrault (5)	70,087	*

Common	Christopher Smith	602,219	*

Common	Bruce Crowther (6)	68,834	*

Common	Dr. Alison Hannah (7)	121,881	*

Common	Stephen Kanovsky (8)	36,185	*

Common	Michael Kelly (9)	26,356	*

Common	David Perez	10,300	*

Common	Rachel Stahler (10)	28,497	*

Common	Jeffrey Sherman	133,809	*

Common	Warren Stone	89,206	*

Common	Vishal Sikri	148,843	*

Common	Dr. Shashikant Kulkarni (11)	119,618	*

Common	Directors and executive officers as a group (15 persons) (12)	1,655,690	1.3%

* Less than 1%

(1)

The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of March 27, 2023, through the exercise of any stock option or other right. As of March 27, 2023, 127,554,690 shares of the Company’s common stock were outstanding. The information in the table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of NeoGenomics, Inc. at 9490 NeoGenomics Way, Fort Myers, Florida 33912.

(2)

Represents shares of NeoGenomics common stock beneficially owned as of December 31, 2022, based on a Schedule 13G/A filed on January 23, 2023, by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055, and indicates that it has sole voting power with respect to 21,565,545 shares of our common stock and sole dispositive power with respect to 21,932,623 shares of our common stock.

(3)

Represents shares of NeoGenomics common stock beneficially owned as of December 31, 2021, based on a Schedule 13G/A filed on February 9, 2023, by The Vanguard Group. In such filing The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has, shared voting power with respect to 83,809 shares of our common stock, sole dispositive power with respect to 13,464,658 shares of our common stock, and shared dispositive power with respect to 210,087 shares of our common stock.

(4)

Represents shares of NeoGenomics common stock beneficially owned as of December 31, 2022, based on a Schedule 13G filed jointly on February 9, 2023, by Brown Advisory Incorporated, Brown Advisory LLC, and Brown Investment Advisory & Trust Company (collectively, “Brown Advisory”) In such filing Brown Advisory lists its address as 901 South Bond Street, Suite #400, Baltimore, MD 21231, and indicates that it has sole voting power with respect to 5,500,347 shares of our common stock and sole dispositive power with respect to 6,337,008 shares of our common stock.

(5)	Includes options to purchase 15,420 shares that are exercisable within 60 days of March 27, 2023.
(6)	Includes options to purchase 3,714 shares that are exercisable within 60 days of March 27, 2023.
(7)	Includes options to purchase 14,448 shares that are exercisable within 60 days of March 27, 2023.
(8)	Includes options to purchase 11,431 shares that are exercisable within 60 days of March 27, 2023.
(9)	Includes options to purchase 5,937 shares that are exercisable within 60 days of March 27, 2023.
(10)	Includes options to purchase 7,162 shares that are exercisable within 60 days of March 27, 2023.
(11)	Includes options to purchase 33,186 shares that are exercisable within 60 days of March 27, 2023.
(12)	Includes options to purchase 110,056 shares that are exercisable within 60 days of March 27, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers, and persons who own more than 10% of our common stock were complied with during 2022, except for the following filing due to administrative oversight by the Company:

•

Dr. Shashikant Kulkarni filed an amended Form 3 on September 7, 2022. This Amended Form 3 reflects an additional 20,576 restricted stock awards and an additional 44,248 stock options granted on April 1, 2022 that were omitted due to administrative error on the original Form 3 filed on July 15, 2022 and the subsequent Form 4 filed on August 3, 2022.

Future Stockholder Proposals

To have a proposal intended to present at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) considered for inclusion in the Proxy Statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2023 (unless the date of the 2024 Annual Meeting is not within 30 days of May 25, 2024, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2024 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If a stockholder wishes to present a proposal at the 2024 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Proxy Statement and form of proxy in accordance with Rule 14a-8, the stockholder must also give written notice to the Corporate Secretary at our corporate headquarters. Our Corporate Secretary must receive the notice not less than 90 days nor more than 120 days prior to May 25, 2024, the anniversary date of the 2023 Annual Meeting; provided, however, that in the event that the 2024 Annual Meeting is called for a date that is not within 30 days before or after May 25, 2024, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The proposal must also comply with the other requirements contained in our Amended and Restated Bylaws.

Transactions with Related Persons

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s code of business ethics and conduct (the “Code of Ethics”), employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports, along with responses to the Company’s annual director and officer questionnaires, for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

The Company has Pharma Services contracts with CytomX Therapeutics, Inc., an entity with whom a director of the Company, Dr. Alison Hannah, was an officer at until September 2022, and the Company’s former Chief Legal Officer, Halley Gilbert, is a director. In connection with these contracts, the Company recognized $0.7 million of revenue in the Consolidated Statements of Operations for each of the years ended December 31, 2022 and 2021 and $0.3 million for the year ended December 31, 2020.

The Company has Pharma Services contracts with HOOKIPA Pharma, Inc., an entity with whom a director of the Company, Michael Kelly, was a director of in 2022. In connection with these contracts, the Company recognized $0.4 million and $0.5 million of revenue in the Consolidated Statements of Operations for the years ended December 31, 2022 and 2021, respectively. In connection with these contracts, revenue in the Consolidated Statements of Operations for the year ended December 31, 2020 was immaterial.

Other Matters

We know of no other matters to be submitted to the stockholders at the 2023 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

Incorporation of Certain Information by Reference

The rules of the SEC allow the Company to “incorporate by reference” into this Proxy Statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 9490 NeoGenomics Way, Fort Myers, Florida 33912. The documents referred to above are also available from the EDGAR database that can be obtained through the SEC’s website at http:// www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2023

Form 10-K Annual Report to Stockholders

On February 24, 2023, the Company filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2022. We have enclosed the Annual Report with this Proxy Statement. The Annual Report includes our audited financial statements for the year ended December 31, 2022, along with other financial information and management discussion, which we urge you to read carefully.

You can also obtain, free of charge, a copy of our 2022 Annual Report by:

•	writing to:

NeoGenomics, Inc.

9490 NeoGenomics Way, Fort Myers, Florida 33912

Attention: Alicia Olivo, Corporate Secretary

•	telephoning us at: (866) 776-5907

You can obtain a copy of our 2022 Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2022 Annual Meeting Proxy Materials Results

Copies of this Proxy Statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2023 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four business days from the 2023 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge from the SEC’s EDGAR database at http:// www.sec.gov.

Delivery of Documents to Stockholders Sharing an Address

Only one Proxy Statement is being delivered to two or more stockholders who share an address, unless the Company has received contrary instruction from one or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Proxy Statement, or if in the future you would like to receive multiple copies of information or Proxy Statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 9490 NeoGenomics Way, Fort Myers, Florida 33912, Attention: Alicia Olivo, Corporate Secretary, or calling (866) 776-5907.

Questions and Answers about the 2023 Annual Meeting

Q:  When and where is the 2023 Annual Meeting?

A:  The 2023 Annual Meeting will be held on Thursday, May 25, 2023, at 10:00 a.m., Eastern Time. The 2023 Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholder access and participation. You will be able to attend the 2023 Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NEO2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If you lose your 16-digit control number, you may join the 2023 Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the close of business on March 27, 2023 (the “Record Date”).

Q:  Who is entitled to vote at the 2023 Annual Meeting?

A:  Holders of NeoGenomics, Inc. common stock at the close of business on the Record Date for the 2023 Annual Meeting established by our Board, are entitled to receive notice of the 2023 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2023 Annual Meeting and any related adjournments or postponements. The Meeting Notice, Proxy Statement, and form of proxy are first expected to be made available to stockholders on or about April 7, 2023.

As of the close of business on the Record Date, there were 127,554,690 shares of our common stock outstanding, each entitled to one vote. We refer to the holders of shares of our common stock as “stockholders” throughout this Proxy Statement.

Q:  Who can attend the 2023 Annual Meeting?

A:  Admission to the 2023 Annual Meeting is limited to:

• stockholders as of the close of business on the Record Date;

• holders of valid proxies for the 2023 Annual Meeting; and

• our invited guests.

Q:  What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:  If your shares are registered in your name, as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held through a broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use for voting. If you hold our shares in street name through one or more banks, brokers, or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank, or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank, or other nominee regarding how to vote your shares.

Q:  What are the quorum requirements for the 2023 Annual Meeting?

A:  The presence virtually or by proxy of persons entitled to vote a majority of shares of our outstanding common stock at the 2023 Annual Meeting constitutes a quorum. Your shares of our common stock will be counted as present at the 2023 Annual Meeting for purposes of determining whether there is a quorum if a proxy card has been properly submitted by you or on your behalf, or you vote virtually at the 2023 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:  What matters will the stockholders vote on at the 2023 Annual Meeting?

A:  The stockholders will vote on the following proposals:

• Proposal 1—Election of Directors.

• Proposal 2—Advisory Vote on the Compensation Paid to our Named Executive Officers.

• Proposal 3—Approval of the NeoGenomics, Inc. 2023 Equity Incentive Plan.

• Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm.

We will also consider other business properly brought before the 2023 Annual Meeting.

Q:  What vote is required to approve each proposal?

A:  Provided a quorum is present, the following are the voting requirements for each proposal:

• Proposal 1—Election of Directors

Each of the eight director nominees will be elected if a majority of the votes cast by stockholders virtually or via proxy are cast in favor of each respective nominee, requiring the number of votes cast “for” a director nominee’s election to exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1.

• Proposal 2—Advisory Vote on the Compensation Paid to our Named Executive Officers

Proposal 2 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. You may vote “for” or “against” or abstain from voting on Proposal 2. Because the proposal to approve the compensation paid to Named Executive Officers for the fiscal year ended December 31, 2022 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

• Proposal 3—Approval the NeoGenomics, Inc. 2023 Equity Incentive Plan

Proposal 3 will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. You may vote “for” or “against” or abstain from voting on Proposal 3. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

• Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 4 will be approved if a majority of the votes cast by stockholders virtually or via proxy with respect to this matter are cast in favor of the proposal. You may vote “for” or “against” or abstain from voting on Proposal 4. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

Q:  What are the Board’s voting recommendations?

A:  Our Board recommends that you vote your shares:

• “FOR” the election of the eight directors nominated by our Board, each to serve until the 2024 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

• “FOR” the advisory approval of the compensation paid to our Named Executive Officers;

• “FOR” the approval of the NeoGenomics, Inc. 2023 Equity Incentive Plan; and

• “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

Q:  How do I vote?

A:  You may vote electronically at the meeting, by mail, or by internet or telephone.

• During the meeting. To attend and participate in the 2023 Annual Meeting via live webcast, you will need the 16-digit control number included in your Notice and Access Card, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the 2023 Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date.

• By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

• By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-800-690-6903. Please see proxy card for voting instructions.

Q:  How can I change or revoke my vote?

A:  You may change your vote as follows:

• Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 9490 NeoGenomics Way, Fort Myers, Florida 33912, Attention: Alicia Olivo, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2023 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

• Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:  What if I do not specify a choice for a matter when returning a proxy?

A:  Your proxy will be treated as follows:

• Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

• Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:  What are abstentions?

A:  An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal.

Q:  Which ballot measures are considered “routine” or “non-routine?”

A:  The ratification of appointment of Independent Registered Public Accounting Firm (“Proposal 4”) is considered to be a routine matter under applicable rules. Broker non-votes are not expected to occur on this proposal and will have no effect on the outcome of Proposal 4.

The election of directors (“Proposal 1”), the advisory vote on the compensation paid to our Named Executive Officers (“Proposal 2”), and the approval of the NeoGenomics, Inc. 2023 Equity Incentive Plan (“Proposal 3”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and therefore, there may be broker non-votes on Proposals 1, 2 and 3.

Q:  Could other matters be decided at the 2023 Annual Meeting?

A:  As of the date of the filing of this Proxy Statement, we were not aware of any matters to be raised at the 2023 Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the 2023 Annual Meeting for consideration, the proxy holders for the 2023 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:  Who is soliciting proxies and what is the cost?

A:  We are making, and will bear all expenses incurred in connection with, the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, electronic mail, facsimile, or virtually. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:  What should I do if I have questions regarding the 2023 Annual Meeting?

A:  If you have any questions about the 2023 Annual Meeting or would like additional copies of any of the documents referred to in this Proxy Statement, please contact our Investor Relations department by phone at (239) 768-0600.

ANNEX A:

NEOGENOMICS, INC.

2023 EQUITY INCENTIVE PLAN

NeoGenomics, Inc. sets forth herein the terms and conditions of its 2023 Equity Incentive Plan.

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract, retain and motivate employees, Consultants and Non-Employee Directors, to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Options (both Nonstatutory Stock Options and Incentive Stock Options), SARs, Restricted Shares, RSUs, and Other Stock-Based Awards. Any of these awards may—but need not—be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions of the Plan. Upon becoming effective, the Plan replaces, and no further awards may be made under, the Prior Plan (as defined below).

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

“Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control with” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

“Award” means a grant, under the Plan, of (i) an Option, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) any Other Stock-Based Award, or (vi) a Substitute Award.

“Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, that Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“Board” means the Board of Directors of the Company.

“Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Company, and unless otherwise provided in the applicable Award Agreement: (i) the Grantee’s failure to materially perform and discharge his duties and responsibilities after receiving written notice allowing the Grantee 10 days to create a plan to cure such failures, such plan being acceptable to the Chief Executive Officer of the Company, and a further 30 days to cure such failures, if so curable; (ii) the Grantee’s breach of the material provisions of any service or employment agreement between the Grantee and the Company; (iii) the Grantee’s misconduct that, in the good faith opinion and sole discretion of the Committee, is injurious to the Company; (iv) a felony conviction involving personal dishonesty or moral turpitude, or a determination by the Board, that the Grantee has willfully and knowingly violated Company policies or procedures; (v) the Grantee’s engagement in illegal drug use or alcohol abuse that prevents the Grantee from performing the Grantee’s duties in any manner; (vi) the Grantee’s misappropriation, embezzlement, or conversion of the Company’s opportunities or property; or (vii) the Grantee’s willful misconduct, recklessness or gross negligence in respect of the Grantee’s duties or obligations. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to the existence of Cause.

“Change in Control” means, except as otherwise provided in a Grantee’s Award Agreement, the occurrence of any of the following events:

(i)    any “person” or “group” (as defined in Section 13(d) and 14(d) of the Exchange Act) together with their affiliates become the ultimate Beneficial Owners of voting stock of the Company representing more than 50% of the voting power of the total voting stock of the Company;

(ii)    the consummation of a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or a consolidation that would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or the parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or the parent thereof, outstanding immediately after such merger or consolidation;

(iii)    the Stockholders approve a plan of complete liquidation or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)    during any period of two-consecutive years, individuals who at the beginning of such period constitute the Board, and any new member of the Board (other than a member of the Board designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (i), (ii), or (iii) of this definition of “Change in Control”) whose election by the Company’s stockholders was approved by a vote of at least two-thirds of the members of the Board at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

Solely to the extent required by Section 409A of the Code, an event described above shall not constitute a Change in Control for purposes of the payment (but not vesting) terms and conditions of any Award subject to Section 409A of the Code unless such event also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means any committee or other persons designated by the Board to administer the Plan. The Board shall cause the Committee (to the extent one is established) to satisfy the applicable requirements of any securities exchange on which the Common Stock may then be listed. For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.

“Company” means NeoGenomics, Inc., a Nevada corporation.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Consultant” means any person, except an employee or Non-Employee Director, engaged by the Company or any Affiliate to render personal services to such entity, including as an advisor, and who qualifies as a consultant or advisor under Rule 701 of the Securities Act (during any period in which the Company is not subject to the reporting requirements of the Exchange Act) or Form S-8 (during any period in which the Company is subject to the reporting requirements of the Exchange Act).

“Disability” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement or, if there is no such definition, “Disability” means, as determined by the Company and unless otherwise provided in the applicable Award Agreement, “permanent and total disability” as set forth in Section 22(e)(3) of the Code.

“Effective Date” means [Date of shareholder approval].

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Share as of a particular date means (i) if the Shares are listed on a national securities exchange, the closing price of a Share as quoted on such exchange or other comparable reporting system for the first regular trading day immediately preceding the applicable date, (ii) if the Shares are not then listed on a national securities exchange, the closing price of a Share quoted by an established quotation service for over-the-counter securities for the first trading day immediately preceding the applicable date, or (iii) if the Shares are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of the Shares is not otherwise determinable, such value as determined by the Board, in good faith (but in any event not less than fair market value within the meaning of Section 409A of the Code, and any regulations and other guidance thereunder). Notwithstanding the foregoing, if the Board determines that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the applicable Award Agreement.

“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than 50% of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets and any other entity in which one or more of these persons (or the applicable individual) own more than 50% of the voting interests.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“Grant Date” means the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (iii) such other date as may be specified by the Board in the Award Agreement.

“Grantee” means a person who receives or holds an Award.

“Incentive Stock Option” means an Option that is an “incentive stock option” within the meaning of Section 422 of the Code.

“Issued Share” means an outstanding Share issued under an Award (including a Restricted Share).

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate and who is a non-employee director within the meaning of Rule 16b-3.

“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means an option to purchase one or more Shares under the Plan.

“Option Price” means the exercise price for each Share subject to an Option.

“Other Stock-Based Award” means Awards consisting of Share units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, other than Options, SARs, Restricted Shares and RSUs.

“Performance Award” means an Award made subject to the attainment of performance goals over a performance period established by the Board.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this NeoGenomics, Inc. 2023 Equity Incentive Plan.

“Prior Plan” means the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan, as amended and restated effective October 15, 2015, as last amended on May 27, 2021.

“Purchase Price” means the purchase price for each Share under a grant of Restricted Shares.

“Restricted Period” shall have the meaning set forth in Section 11.1.

“Restricted Shares” means restricted Shares awarded to a Grantee under Section 11.

“RSU” means a bookkeeping entry representing the equivalent of Shares, awarded to a Grantee under Section 11.

“SAR” means a right granted to a Grantee under Section 10.

“SAR Exercise Price” means the per Share exercise price of a SAR granted under Section 10.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation from Service” means the termination of the applicable Grantee’s employment with, and/or performance of services for, the Company and each Affiliate. Unless otherwise determined by the Company, if a Grantee’s employment or service with the Company or an Affiliate terminates but the Grantee continues to provide services to the Company or an Affiliate in a non-employee director capacity or as an employee, officer or consultant, as applicable, such change in status shall not be deemed a Separation from Service. Approved temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates shall not be considered Separations from Service. Notwithstanding the foregoing, with respect to any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, “Separation from Service” shall mean a “separation from service” as defined under Section 409A of the Code.

“Service Provider” means an employee, officer, Non-Employee Director or Consultant of the Company or an Affiliate.

“Share” means one share of Common Stock.

“Stockholder” means a stockholder of the Company.

“Subsidiary” means any corporation, partnership, joint venture, affiliate or other entity in which the Company owns more than 50% of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Board as a Subsidiary for purposes of the Plan, that is a subsidiary corporation within the meaning of Section 424 of the Code.

“Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

“Ten Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

“Termination Date” means the date that is ten years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.

3.	ADMINISTRATION OF THE PLAN

3.1.    General

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s articles of incorporation, bylaws and applicable law. The Board shall have the power and authority to delegate its powers and responsibilities under the Plan to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the authority of the Board to act under the Plan. All references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as specifically provided in Section 15 or as otherwise may be required by applicable law, regulatory requirement or the articles of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and conditions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan provided that the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. The interpretation and construction by the Board of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Board shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i)    construe and interpret the Plan and apply its provisions;

(ii)    designate Grantees;

(iii)    determine the types of Awards to be made to a Grantee;

(iv)    determine the number of Shares to be subject to an Award;

(v)    establish the terms and conditions of each Award (including the Option Price of any Option and the SAR Exercise Price of any SAR, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer or forfeiture of an Award or the Shares subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(vi)    prescribe the form of each Award Agreement; and

(vii)    amend, modify or supplement the terms and conditions of any outstanding Award, including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the U.S. to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Board may delegate its authority as set forth in the Plan to any individual or committee of individuals (who need not be directors), including the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Board.

3.2.    No Repricing

Notwithstanding any other term or condition of the Plan, the repricing of Options or SARs is prohibited without prior approval of the Stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying Shares in exchange for another Award; and (iii) any other action that is treated as a “repricing” under GAAP, unless the actions contemplated in clauses (i), (ii), or (iii) occur in connection with a change in capitalization or similar change under Section 16. A cancellation, exchange or substitution under clause (ii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under GAAP and regardless of whether it is voluntary on the part of the Grantee.

3.3.    Separation from Service for Cause and Clawbacks

3.3.1.    Separation from Service for Cause

   The Company may cause an Award to be forfeited if the Grantee incurs a Separation from Service for Cause.

3.3.2.    Clawbacks

Except to the extent otherwise provided in a Grantee’s Award Agreement, all awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the Company clawback policy (“Clawback Policy”) or any applicable law related to such actions. In addition, a Grantee may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement in accordance with the Clawback Policy. A Grantee’s acceptance of an Award shall be deemed to constitute the Grantee’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Grantee’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

3.4.    Deferral Arrangement

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A of the Code, which may include terms and conditions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred units.

3.5.    No Liability

No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.6.    Book Entry

Notwithstanding any other term or condition of the Plan, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book-entry.

4.	SHARES SUBJECT TO THE PLAN

4.1.    Authorized Number of Shares

Subject to adjustment under Section 16, the total number of Shares authorized to be awarded under the Plan shall not exceed an aggregate share reserve of 3,975,000 shares. In addition, Shares underlying any outstanding award granted under a Prior Plan that, after the Effective Date, expires or is terminated, surrendered or forfeited for any reason without issuance of Shares, or if any Shares are not delivered because they were used to satisfy the applicable withholding obligation, then such Shares shall be available for the grant of new Awards. As provided in Section 1, no new awards shall be granted under the Prior Plan after the Effective Date. Shares issued under the Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.

4.2.    Share Counting

4.2.1.    General

   Each Share (regardless of the award type) granted in connection with an Award shall be counted as one Share against the limit in Section 4.1, subject to this Section 4.2. Share-based Performance Awards shall be counted assuming maximum performance results (if applicable) until such time as actual performance results can be determined.

4.2.2.    Cash-Settled Awards

   Any Award settled in cash shall not be counted as Shares for any purpose under the Plan.

4.2.3.    Expired or Terminated Awards

   If any Award expires or is terminated, surrendered, canceled or forfeited, in whole or in part, the unissued Shares covered by that Award shall again be available for the grant of Awards.

4.2.4.    Repurchased, Surrendered or Forfeited Awards

   If Issued Shares are repurchased by, or are surrendered or forfeited to, the Company at no more than cost, such Shares shall again be available for the grant of Awards.

4.2.5.    Payment of Option Price, Purchase Price or Tax Withholding in Shares

   Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (i) Shares tendered in payment of an Option, (ii) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (iii) Shares covered by a Share-settled SAR or other Shares that were not issued upon the settlement of the SAR or (iv) Shares covered by a cash-settled RSU.

4.2.6.    Substitute Awards

   In the case of any Substitute Award, such Substitute Award shall not be counted against the number of Shares reserved under the Plan.

4.3.    Award Limits

Subject to adjustment under Section 16, 3,975,000 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.

5.    EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.    Term

The Plan shall be effective as of the Effective Date but no Award shall be exercised or paid unless and until the Plan has been approved by the Stockholders, which approval shall be within 12 months after the date the Plan is adopted by the Board. The Plan shall terminate automatically on the ten-year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2.    Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Awards that have not been made. An amendment shall be contingent on approval of the Stockholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. No Awards may be granted after the Termination Date. The applicable terms and conditions of the Plan, and any terms and conditions applicable to Awards granted before the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award made before such amendment, suspension or termination.

6.    AWARD ELIGIBILITY AND LIMITATIONS

6.1.    Service Providers

Awards may be made to any Service Provider selected and designated by the Board from time to time, subject to Section 9.7 in the case of an Incentive Stock Option. The Board may grant an Award to a person who is reasonably expected to become a Service Provider provided that such grant is contingent on such person becoming a Service Provider.

6.2.    Successive Awards

An eligible person may receive more than one Award, subject to such restrictions as are provided in the Plan.

6.3.    Stand-Alone, Additional, Tandem, and Substitute Awards

The Board may grant Awards either alone or in addition to, in tandem with or in substitution or exchange for any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board shall have the right to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, RSUs or Restricted Shares).

7.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such forms as the Board determines from time to time. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice that provides that acceptance of the Award constitutes acceptance of all terms and conditions of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar terms and conditions but shall be consistent with the terms and conditions of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonstatutory Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Nonstatutory Stock Options.

8.	DIVIDEND EQUIVALENT RIGHTS

If specified in the Award Agreement, the recipient of an Award may be entitled to receive dividend equivalent rights with respect to the Shares or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid in cash or deemed to be reinvested in additional Shares or other securities of the Company at a price per unit equal to the Fair Market Value of a Share on the date that such dividend was paid to Stockholders. Notwithstanding the foregoing, dividends or dividend equivalents shall not be paid on any Award or portion thereof that is unvested or on any Award that is subject to the achievement of performance criteria before the Award has become earned and payable.

9.	TERMS AND CONDITIONS OF OPTIONS

 9.1.    Option Price

 The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. Each Option shall be separately designated in the Award Agreement as either an Incentive Stock Option or Nonstatutory Stock Option. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value of a Share on the Grant Date. In the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a Share.

 9.2.    Vesting

 Subject to Section 9.3, each Option shall become exercisable at such times and under such terms and conditions (including performance requirements) as may be determined by the Board and stated in the Award Agreement. The Board may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event and at any time after the Grant Date of the Award.

9.3.    Term

Each Option shall terminate, and all rights to purchase Shares thereunder shall cease, upon the expiration of a period not to exceed ten years from the Grant Date, or under such circumstances and on any date before ten years from the Grant Date as may be set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement. In the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five years from its Grant Date.

9.4. Limitations on Exercise of Option

Notwithstanding any other term or condition of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the Stockholders, (ii) after the defined Term is exceeded or (iii) after the occurrence of an event that results in termination of the Option.

9.5.    Method of Exercise

An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time. No Option may be exercised for a fraction of a Share.

9.6.    Rights of Holders of Options

Unless otherwise stated in the related Award Agreement, a Grantee holding or exercising an Option shall have none of the rights of a Stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered by the Option are fully paid and issued to the Grantee. Except as provided in Section 16 or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is before the date of such issuance.

9.7.    Limitations on Incentive Stock Options

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of the Option is an employee of the Company or any Subsidiary; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the Stockholders in a manner intended to comply with the stockholder approval requirements of Section 422 of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval. In such case, such Option shall be treated as a Nonstatutory Stock Option unless and until such approval is obtained.

10.	TERMS AND CONDITIONS OF SARS

 10.1.    Right to Payment

 A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the SAR Exercise Price. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date at a price that is not less than the Fair Market Value of a

Share on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option after the Grant Date of such Option shall have a SAR Exercise Price that is equal to the Option Price, provided that the SAR Exercise Price may not be less than the Fair Market Value of a Share on the Grant Date of the SAR to the extent required by Section 409A of the Code.

10.2.    Rights of Holders of SARs

Unless otherwise stated in the related Award Agreement, a Grantee holding a SAR shall have none of the rights of a Stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered by the SAR are fully paid and issued to the Grantee. Except as provided in Section 16 or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is before the date of such issuance.

10.3.    Other Terms

The Board shall determine at the Grant Date the times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals or future service requirements), the times at which SARs shall cease to be or become exercisable after Separation from Service or upon such other terms or conditions determined by the Board, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award and any other terms and conditions of any SAR.

10.4.    Term of SARs

The term of a SAR granted under the Plan shall be determined by the Board and stated in the related Award Agreement, provided that such term shall not exceed ten years.

10.5.    Payment of SAR Amount

Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Shares) in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the SAR Exercise Price by (ii) the number of Shares with respect to which the SAR is exercised.

11.	TERMS AND CONDITIONS OF RESTRICTED SHARES AND RSUs

11.1.    Restrictions

At the time of grant, the Board may establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Shares or RSUs in accordance with Section 13. Each Award of Restricted Shares or RSUs may be subject to a different Restricted Period and additional restrictions. Neither Restricted Shares nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or before the satisfaction of any other applicable restrictions.

11.2.    Restricted Share Certificates

The Company shall issue, in the name of each Grantee to whom Restricted Shares have been granted, stock certificates or other evidence of ownership representing the total number of Restricted Shares granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Shares are forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee. Any such certificates delivered to the Grantee shall bear legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

11.3.    Rights of Holders of Restricted Shares

Unless the Board otherwise provides in an Award Agreement and subject to Section 8, holders of Restricted Shares shall have rights as Stockholders, including voting and dividend rights.

11.4.    Rights of Holders of RSUs

  11.4.1    Settlement of RSUs

     RSUs may be settled in cash or Shares, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the RSUs shall be settled (i) within the time period specified for “short term deferrals” under Section 409A of the Code or (ii) otherwise within the requirements of Section 409A of the Code, in which case the Award Agreement shall specify upon which events such RSUs shall be settled.

  11.4.2.    Voting and Dividend Rights

     Unless otherwise stated in the applicable Award Agreement and subject to Section 8, holders of RSUs shall not have rights as Stockholders, including no voting or dividend or dividend equivalents rights.

  11.4.3.    Creditor’s Rights

     A holder of RSUs shall have no rights other than those of a general creditor of the Company. RSUs represent an unfunded and unsecured obligation of the Company, subject to the applicable Award Agreement.

11.5.    Purchase of Restricted Shares

The Grantee shall be required, to the extent required by applicable law, to purchase Restricted Shares from the Company at a Purchase Price equal to the greater of the aggregate par value of the Restricted Shares or the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by services already rendered. The Purchase Price shall be payable in a form described in Section 12 or, if permitted by the Board, in consideration for past services rendered.

11.6.    Delivery of Shares

Upon the expiration or termination of any Restricted Period and the satisfaction of any other terms and conditions prescribed by the Board, the restrictions applicable to Restricted Shares or RSUs settled in Shares shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such Shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

12.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED SHARES

 12.1.    General Rule

 Payment of the Option Price for an Option or the Purchase Price for Restricted Shares shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this

Section 12. Notwithstanding any provision of this Section 12, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Non-Employee Director or officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

12.2.    Surrender of Shares

To the extent the Award Agreement so provides, payment of the Option Price for an Option or the Purchase Price for Restricted Shares may be made all or in part through the tender to, or withholding by, the Company of Shares that shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Shares has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned Shares may be authorized only at the time of grant.

12.3.    Cashless Exercise

With respect to an Option only (and not with respect to Restricted Shares), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3.

12.4.    Other Forms of Payment

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Shares may be made in any other form that is consistent with applicable laws, regulations, and rules, including the Company’s withholding of Shares otherwise due to the exercising Grantee.

13.	PERFORMANCE AWARDS

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance terms conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance terms or conditions.

14.	OTHER STOCK-BASED AWARDS

14.1.    Grant of Other Stock-Based Awards

Other Stock-Based Awards may be granted either alone or in addition to or in conjunction with other Awards. Other Stock-Based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in Shares under any other compensation plan or arrangement of the Company. Subject to the terms and conditions of the Plan, the Board shall determine the persons to whom and the times at which such Awards may be made, the number of Shares to be granted under such Awards and all other terms and conditions of such Awards. Unless the Board determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such terms and conditions as the Board determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

 14.2.    Terms of Other Stock-Based Awards

 Any Shares subject to Awards made under this Section 14 may not be sold, assigned, transferred, pledged or otherwise encumbered before the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance or deferral period lapses.

15.	REQUIREMENTS OF LAW

15.1.    General

The Company shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual or the Company of any law or regulation of any governmental authority, including any federal or state securities laws or regulations. If at any time the Company determines that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a term or condition of, or in connection with, the issuance or purchase of Shares under the Plan, no Shares may be issued or sold to the Grantee or any other individual exercising an Option unless such listing, registration, qualification, consent or approval has been effected or obtained free of any terms and conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the Shares covered by such Award, the Company shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares under an exemption from registration under the Securities Act. The Company may, but shall not be obligated to, register any securities covered by the Plan under the Securities Act. The Company shall not be obligated to take any affirmative action to cause the exercise of an Option or the issuance of Shares under the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned on the effectiveness of such registration or the availability of such an exemption. The Board may require the Grantee to sign such additional documentation, make such representations and furnish such information as the Board may consider appropriate in connection with the grant of Awards or issuance or delivery of Shares in compliance with applicable laws.

15.2.    Rule 16b-3

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors under the Plan shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any term or condition of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

16.	EFFECT OF CHANGES IN CAPITALIZATION

16.1.    Changes in Common Stock

If (i) the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, (A) the number and kinds of shares for which grants of Awards may be made, (B) the number and kinds of shares for which outstanding Awards may be exercised or settled and (C) the performance goals relating to outstanding Awards shall be equitably adjusted by the Company, provided that any such adjustment shall comply with Section 409A of the Code. In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (ii) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options and SAR Exercise Price per share of outstanding SARs shall be equitably adjusted, provided that any such adjustment shall comply with Section 409A of the Code.

16.2.    Effect of a Change in Control

In the event of a Change in Control, the Committee may, but shall not be obligated to: (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any Award; (ii) cancel Awards and cause to be paid to the holders of vested Awards the value of such Awards, if any, as determined by the Committee, in its sole discretion, it being understood that in the case of any Option with an Option Exercise Price or SAR with a SAR Exercise Price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; (iii) provide for the issuance of substitute Awards or the assumption or replacement of such Awards; (iv) provide written notice to Grantees that for a period of at least ten days prior to the Change in Control, such Awards shall be exercisable, to the extent applicable, as to all shares of Common Stock subject thereto and upon the occurrence of the Change in Control, any Awards not so exercised shall terminate and be of no further force and effect; or (v) otherwise treat such Awards in the manner set forth in the agreement pursuant to which the Change in Control is consummated. The obligations of the Company under the Plan shall be binding on any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company or on any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

16.3.    Adjustments

Adjustments under this Section 16 related to Shares or other securities of the Company shall be made by the Board. No fractional Shares or other securities shall be issued under any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Share.

17.	NO LIMITATIONS ON COMPANY

The grant of Awards shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

18.	TERMS APPLICABLE GENERALLY TO AWARDS

18.1.    Disclaimer of Rights

No term or condition of the Plan or any Award Agreement shall be construed to confer on any individual the right to remain in the employ or service of the Company or any Affiliate or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding any other term or condition of the Plan, unless otherwise stated in the applicable Award Agreement, no Award shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits under the Plan shall be interpreted as a contractual obligation to pay only those amounts described in the Plan, in the manner and under the terms and conditions prescribed in the Plan. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the Plan.

18.2.    Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the Stockholders for approval shall be construed as creating any limitations on the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to one or more classes of individuals or specifically to one or more particular individuals), including the granting of Options as the Board determines desirable.

18.3    Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, local or foreign taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any Shares upon the exercise of an Option or SAR or settlement of an RSU or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, exercise or settlement, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. The Company or the Affiliate, as the case may be, may require or permit the Grantee to satisfy such obligations, in whole or in part, (A) by causing the Company or the Affiliate to withhold the required number of Shares otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (B) by delivering to the Company or the Affiliate Shares already owned by the Grantee. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. To the extent applicable, a Grantee may satisfy Grantee’s withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

18.4.    Other Terms and Conditions; Employment Agreements

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board. In the event of any conflict between the terms and conditions of an employment agreement and the Plan, the terms and conditions of the employment agreement shall govern.

18.5.    Severability

If any term or condition of the Plan or any Award Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining terms and conditions of the Plan and the Award Agreement shall be severable and enforceable, and all terms and conditions shall remain enforceable in any other jurisdiction.

18.6.    Governing Law

The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Nevada without regard to the principles of conflicts of law that could cause the application of the laws of any jurisdiction other than the State of Nevada. For purposes of resolving any dispute that arises under the Plan, each Grantee, by virtue of receiving an Award, shall be deemed to have submitted to and consented to the exclusive jurisdiction of the State of Nevada and to have agreed that any related litigation shall be conducted solely in the state courts of Nevada or the federal courts for the U.S. located in Fort Myers, Florida, where the Plan is made and to be performed, and no other courts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974.

18.7.    Section 409A of the Code

The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance with Section 409A and the applicable regulations and guidance thereunder. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. For purposes of Section 409A of the Code, each installment payment under the Plan shall be treated as a separate payment. Notwithstanding any other term or condition of the Plan, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the Plan during the six-month period immediately after the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Grantee under Section 409A of the Code and neither the Company nor the Board shall have any liability to any Grantee for such tax or penalty.

18.8.    Separation from Service

The Board shall determine the effect of a Separation from Service on Awards, and such effect shall be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that may be taken upon the occurrence of a Separation from Service, including accelerated vesting or termination, depending on the circumstances surrounding the Separation from Service.

18.9.    Transferability of Awards and Issued Shares

  18.9.1.    Transfers in General

     No Award shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

  18.9.2.    Family Transfers

     If authorized in the applicable Award Agreement or otherwise approved by the Board, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 18.9.2, a “not for value” transfer is a transfer that is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights or (iii) a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. After a transfer under this Section 18.9.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately before transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 18.9.2 or by will or the laws of descent and distribution.

18.10.    Data Protection

A Grantee’s acceptance of an Award shall be deemed to constitute the Grantee’s acknowledgement of and consent to the collection and processing of personal data relating to the Grantee so that the Company can meet its obligations and exercise its rights under the Plan and generally administer and manage the Plan. This data shall include data about participation in the Plan and Shares offered or received, purchased or sold under the Plan and other appropriate financial and other data (such as the date on which the Awards were granted) about the Grantee and the Grantee’s participation in the Plan.

18.11.    Disqualifying Dispositions

Any Grantee who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the Shares acquired upon exercise of such Incentive Stock Option shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

18.12.    Plan Construction

In the Plan, unless otherwise stated, the following uses apply:

(i)    references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time;

(ii)    in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”;

(iii)    indications of time of day shall be based on the time applicable to the location of the principal headquarters of the Company;

(iv)    the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively;

(v)    all references to articles and sections are to articles and sections in the Plan;

(vi)    all words used shall be construed to be of such gender or number as the circumstances and context require;

(vii)    the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan;

(viii)    any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(ix)    all accounting terms not specifically defined shall be construed in accordance with GAAP.

IN WITNESS WHEREOF, I hereby certify that the foregoing NeoGenomics, Inc. 2023 Equity Incentive Plan was duly adopted by the Board of Directors of NeoGenomics, Inc. on March 28, 2023.

NEOGENOMICS, INC.

Sign Name: /s/ Jeffrey Sherman

Print Name: Jeffrey Sherman

Title: Chief Financial Officer

Date: March 28, 2023

* * * * *

IN WITNESS WHEREOF, I hereby certify that the foregoing NeoGenomics, Inc. 2023 Equity Incentive Plan was approved by the stockholders of NeoGenomics, Inc. on May , 2023.

NEOGENOMICS, INC.

Sign Name:

Print Name:

Title: Chief Financial Officer

Date: May , 2023

NEOGENOMICS, INC. ATTN: ALICIA C. OLIVO 9490 NEOGENOMICS WAY FORT MYERS, FL 33912

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NEO2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V07024-P91163                                KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NEOGENOMICS, INC.
Board of Directors Recommends a Vote FOR proposal 1.

1. Election of the directors named in the proxy statement as set forth below:
		For	Withhold
1a. Lynn A. Tetrault		☐	☐	Board of Directors Recommends a Vote FOR proposal 2.		For	Against	Abstain
1b. Christopher M. Smith		☐	☐	2. Approval, on an advisory basis, of the Compensation Paid to the Company's Named Executive Officers.		☐	☐	☐
1c. Bruce K. Crowther		☐	☐
1d. Dr. Alison L. Hannah		☐	☐	Board of Directors Recommends a Vote FOR proposal 3.		For	Against	Abstain
1e. Stephen M. Kanovsky		☐	☐	3. Approval of the NeoGenomics, Inc. 2023 Equity Incentive Plan.		☐	☐	☐
1f. Michael A. Kelly		☐	☐	Board of Directors Recommends a Vote FOR proposal 4.		For	Against	Abstain
1g. David B. Perez		☐	☐	4. Ratification of the Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm.		☐	☐	☐
1h. Rachel A. Stahler		☐	☐

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V07025-P91163

NEOGENOMICS, INC.

Annual Meeting of Stockholders

May 25, 2023 10:00 AM (Eastern Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Alicia C. Olivo and Jeffrey S. Sherman, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, FOR THE APPROVAL OF THE NEOGENOMICS, INC. 2023 EQUITY INCENTIVE PLAN IN PROPOSAL 3, AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4.

Continued and to be signed on reverse side